EXECUTION COPY

Exhibit 10.2

Partnership Interests Purchase Agreement

by and among

Aquila, Inc.,

Aquila Colorado, LLC,

Black Hills Corporation,

Great Plains Energy Incorporated

and

Gregory Acquisition Corp.

Dated: February 6, 2007

1-LA/917645.9

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Definitional and Interpretive Matters	15
1.3	Joint Negotiation and Preparation of Agreement	16
ARTICLE II	PURCHASE AND SALE	16
2.1	The Sale	16
2.2	Excluded Assets	18
2.3	Assumed Obligations	19
2.4	Excluded Liabilities	20
2.5	Allocation of the Purchased Assets and the Assumed Obligations	21
2.6	Post-Closing Liabilities	21
ARTICLE III	PURCHASE PRICE	21
3.1	Purchase Price	21
3.2	Determination of Adjustment Amount and Purchase Price	23
3.3	Allocation of Purchase Price	24
3.4	Proration	24
ARTICLE IV	THE CLOSING	25
4.1	Time and Place of Closing	25
4.2	Payment of Closing Payment Amount	25
4.3	Deliveries by Parent, the Companies and Seller	26
4.4	Deliveries by Buyer	27
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	28
5.1	Organization; Qualification	28
5.2	Authority Relative to this Agreement	28
5.3	Consents and Approvals; No Violation	29
5.4	Governmental Filings	30
5.5	Financial Information	30
5.6	No Material Adverse Effect	31
5.7	Operation in the Ordinary Course	31
5.8	Title and Company Interests	31
5.9	Leases	32
5.10	Environmental	32
5.11	Labor Matters	33
5.12	ERISA; Benefit Plans	33
5.13	Certain Contracts and Arrangements	35
5.14	Legal Proceedings and Orders	36
5.15	Permits	36
5.16	Compliance with Laws	36
5.17	Insurance	37

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(continued)

Page

5.18	Taxes	37
5.19	Fees and Commissions	37
5.20	Sufficiency of Assets	37
5.21	Related-Party Agreements	37
5.22	Financial Hedges	38
5.23	No Other Representations and Warranties	38
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	38
6.1	Organization	38
6.2	Authority Relative to this Agreement	38
6.3	Consents and Approvals; No Violation	38
6.4	Fees and Commissions	39
6.5	Financing	39
6.6	No Other Agreements	40
6.7	No Other Representations and Warranties	40
ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB	40
7.1	Organization	40
7.2	Authority Relative to this Agreement	40
7.3	Consents and Approvals; No Violation	41
7.4	Merger Agreement	41
7.5	No Other Representations and Warranties	42
7.6	Fees and Commissions	42
7.7	No Other Agreements	42
ARTICLE VIII	COVENANTS OF THE PARTIES	42
8.1	Conduct of Business	42
8.2	Access to Information	46
8.3	Expenses	49
8.4	Further Assurances; Regulatory Filings; Consents and Approvals 49
8.5	Procedures with Respect to Certain Agreements and Other Assets	52
8.6	Public Statements	55
8.7	Tax Matters	55
8.8	Employees and Employee Benefits	56
8.9	Eminent Domain; Casualty Loss	63
8.10	Transitional Use of Signage and Other Materials Incorporating Seller’s
Name or other Logos	64
8.11	Litigation Support	64
8.12	Audit Assistance	64
8.13	Notification of Customers	65
8.14	Financing	65
8.15	Document Delivery	65

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(continued)

Page

8.16	Surveys’ Title Insurance, Estoppel Certificates, and Non-Disturbance
Agreements	66
8.17	Post-Closing Release of Encumbrances and Transfer of Purchased Assets	66
8.18	Shared Code Licenses	67
8.19	Performance of the Obligations of the Companies Post-Closing	67
ARTICLE IX	CONDITIONS TO CLOSING	67
9.1	Conditions to Each Party’s Obligations to Effect the Closing	67
9.2	Conditions to Obligations of Buyer	68
9.3	Conditions to Obligations of Seller	69
9.4	Invoking Certain Provisions	69
ARTICLE X	TERMINATION AND OTHER REMEDIES	70
10.1	Termination	70
10.2	Procedure and Effect of Termination	71
10.3	Payment of Termination Fee	71
10.4	Remedies upon Termination	72
ARTICLE XI	MISCELLANEOUS PROVISIONS	72
11.1	Survival	72
11.2	Amendment and Modification	73
11.3	Waiver of Compliance	73
11.4	Notices	73
11.5	Assignment	74
11.6	No Third Party Beneficiaries	74
11.7	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	75
11.8	Severability	75
11.9	Specific Performance	76
11.10	Entire Agreement	76
11.11	Bulk Sales or Transfer Laws	76
11.12	No Consequential Damages	76
11.13	Counterparts	76

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EXHIBITS AND SCHEDULES

Exhibit 1.1-A	Form of Assignment and Assumption Agreement
Exhibit 1.1-B	Form of Assignment of Company Interests
Exhibit 1.1-C	Form of Assignment of Easements
Exhibit 1.1-D	Form of Bill of Sale
Exhibit 8.8(d)(ii)(C)	Pension Matters

Schedule 1.1-A	Business Activities
Schedule 1.1-B	Business Employees
Schedule 1.1-C	Buyer Required Regulatory Approvals
Schedule 1.1-D	Central or Shared Functions
Schedule 1.1-E	Seller Required Regulatory Approvals
Schedule 1.1-F	Seller’s Knowledge
Schedule 1.1-G	Material Adverse Effect Events or Conditions
Schedule 2.1(a)	Real Property
Schedule 2.1(d)	Tangible Personal Property
Schedule 2.1(n)	Other Assets
Schedule 2.2(l)	Retained Agreements
Schedule 3.1(a)	Capital Expenditures Budget
Schedule 3.1(b)	Reference Balance Sheet
Schedule 3.1(c)	Reference Working Capital
Schedule 5.3	Seller’s Consents and Approvals
Schedule 5.5(a)-1	Selected Balance Sheet Information (Electric Business)
Schedule 5.5(a)-2	Selected Balance Sheet Information (Gas Business)
Schedule 5.5(b)-1	Division Income Statement Information (Electric Business)
Schedule 5.5(b)-2	Division Income Statement Information (Gas Business)
Schedule 5.6	Material Adverse Effect
Schedule 5.7	Transactions Outside the Ordinary Course of Business
Schedule 5.8	Title
Schedule 5.9	Real Property Leases
Schedule 5.10(a)-1	Sufficiency of Environmental Permits
Schedule 5.10(a)-2	Environmental Permits
Schedule 5.10(b)	Environmental Notices
Schedule 5.10(c)	Hazardous Material Releases
Schedule 5.11	Labor Matters
Schedule 5.12(a)	Employee Benefit Plans
Schedule 5.12(d)	Administrator or Fiduciary Non-Compliance
Schedule 5.12(g)	Retiree Health and Welfare Benefits
Schedule 5.13(a)	Certain Contracts and Arrangements
Schedule 5.13(b)	Franchises
Schedule 5.14	Legal Proceedings and Orders
Schedule 5.21	Related Party Agreements
Schedule 5.22	Financial Hedges
Schedule 6.3	Buyer’s Consents and Approvals
Schedule 7.3	Consents
Schedule 8.1	Conduct of Business

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Schedule 8.5(d)	Shared Agreements
Schedule 8.8(d)(ii)(D)	Covered Individuals
Schedule 8.8(d)(ii)-A	Other Plan Participants

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PARTNERSHIP INTERESTS PURCHASE AGREEMENT

This Partnership Interests Purchase Agreement (this “Agreement”), is made as of February 6, 2007 by and among Aquila, Inc., a Delaware corporation (“Seller”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”) and a wholly-owned subsidiary of Seller, Black Hills Corporation, a South Dakota corporation (“Buyer”), Great Plains Energy Incorporated, a Missouri corporation (“Parent”), and Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) with Buyer, Parent, and Merger Sub which, among other things, provides for the merger of Merger Sub with and into Seller (the “Merger”) immediately after the Closing.

WHEREAS, prior to the Closing, Seller and Limited Partner will form (i) a Delaware limited partnership (“Electric Opco”) to hold the Electric Business and the Electric Business Purchased Assets, and assume the Electric Business Assumed Obligations, with Seller serving as the general partner and Limited Partner serving as the limited partner, and (ii) a Delaware limited partnership (“Gas Opco”) to hold the Gas Business and the Gas Business Purchased Assets, and assume the Gas Business Assumed Obligations, with Seller serving as the general partner and Limited Partner serving as the limited partner.

WHEREAS, Seller, Buyer, Parent and Merger Sub have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) of even date herewith whereby Seller has agreed to sell and Buyer has agreed to purchase the assets of Seller’s Iowa, Kansas and Nebraska gas utility businesses.

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Company Interests, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

(a)        As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

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“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of Law.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Seller and delivered to each of the Companies before the Closing, in the form of Exhibit 1.1-A.

“Assignment of Company Interests” means the Assignment and Assumption of Partnership Interests with respect to each of the Companies to be executed by Seller, Limited Partner, Buyer and Buyer’s designee at the Closing, in the form of Exhibit 1.1-B.

“Assignment of Easements” means the Assignment of Easements to be executed and delivered by Seller to each of the Companies before the Closing, in the form of Exhibit 1.1-C.

“Bill of Sale” means the bill of sale to be executed and delivered by Seller to each of the Companies before the Closing, in the form of Exhibit 1.1-D.

“Business” means, collectively, (i) the Electric Business, (ii) the Gas Business, and (iii) the activities described on Schedule 1.1-A.

“Business Agreements” means any contract, agreement, real or personal property lease, commitment, understanding, or instrument (other than the Retained Agreements and the Shared Agreements) to which Seller is a party or by which it is bound that either (i) is listed or described on Schedule 5.9, Schedule 5.11, Schedule 5.13(a), or Schedule 5.13(b), or (ii) relates principally to the Business or the Purchased Assets, and if entered into after the date hereof (and is not a renewal, extension or amendment of an agreement in effect on the date hereof), is entered into in accordance with the terms of this Agreement.

“Business Day” means any day other than Saturday, Sunday, and any day which is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law to close.

“Business Employees” means (i) the employees of Seller set forth on Schedule 1.1-B, which shall include all of Seller’s employees whose place of employment is at Seller’s locations in Colorado, (ii) any persons who are hired by Seller after the date hereof for the Business, other than persons hired after the date hereof to perform Central or Shared Functions, and (iii) other than for purposes of ARTICLE V and Section 8.1, those Central or Shared Function Employees that Buyer and Parent agree Buyer may offer employment to prior to the Closing and that accept employment with one of the Companies.

“Buyer Pension Plan” means one or more defined benefit plans within the meaning of section 3(35) of ERISA that are (i) maintained or to be established or maintained by Buyer or the Companies, and (ii) qualified under section 401(a) of the Code.

“Buyer Required Regulatory Approvals” means (i) the filings by Seller, Buyer and Parent required by the HSR Act in connection with the transactions contemplated by this Agreement, the Partnership Interests Purchase Agreement and the Merger Agreement, and the expiration or

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earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-C.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, surveyors, financial advisors, and other representatives.

“Central or Shared Functions” means any of the business functions set forth on Schedule 1.1-D.

“Central or Shared Function Employees” means any current or former employee of Seller or its Subsidiaries whose employment is (or was immediately prior to termination) principally related to Central or Shared Functions.

“Claims” means any and all civil, criminal, administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” means either of Electric Opco or Gas Opco, as indicated by the context, and “Companies” means Electric Opco and Gas Opco, collectively.

“Company Interests” means all of the general and limited partnership interests of both Companies.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 11, 2006 between Seller and Buyer.

“Corporate Employees” means any current employee of Seller or its Subsidiaries and any employee of Seller or its Subsidiaries hired after the date hereof and before the Closing Date, including such employees who are Central or Shared Function Employees, other than (i) Business Employees or Transferred Employees, (ii) any current employee of Seller or its Subsidiaries, and any employee of Seller or its Subsidiaries hired after the date hereof and before the Closing Date, for Seller’s electric utility operations in Missouri and Kansas, and (iii) any retirees of Seller or any of its Subsidiaries and any employee of Seller or its Subsidiaries who retires between the date hereof and the Closing Date.

“Documents” means all files, documents, instruments, papers, books, reports, tapes, data, records, microfilms, photographs, letters, ledgers, journals, title commitments and policies, title abstracts, surveys, customer lists and information, regulatory filings, operating data and plans, technical documentation (such as design specifications, functional requirements, and operating

1-LA/917645.9	3

instructions), user documentation (such as installation guides, user manuals, and training materials), marketing documentation (such as sales brochures, flyers, and pamphlets), Transferred Employee Records, and other similar materials related principally to the Business, the Purchased Assets, or the Assumed Obligations, in each case whether or not in electronic form; provided, that “Documents” does not include: (i) information which, if provided to Buyer, would violate any applicable Law or Order or the Governing Documents of Seller or any of its Affiliates, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound (provided, that in the case of any items that would be Documents but for a confidentiality obligation, Seller will use its reasonable best efforts at Buyer’s request to obtain a waiver of such obligation), (iv) any valuations or projections of or related to the Business, the Purchased Assets, the Company Interests or the Assumed Obligations (other than any such valuations and projections prepared in conjunction with any past, present or future regulatory filings, whether or not the same was actually filed with the regulatory authority, and customary studies, reports, and similar items prepared by or on behalf of Seller for the purposes of completing, performing, or executing unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and the Purchased Assets), (v) any information management systems of Seller (but not including electronic data principally related to the Business, the Purchased Assets or the Assumed Obligations), and (vi) any rights, information, or other matters to the extent used for or on the Internet, including any web pages or other similar items.

“Electric Business” means the electric utility business conducted by Seller serving customers in the Territory.

“Electric Business Assumed Obligations” means the Assumed Obligations principally related to the Electric Business rather than the Gas Business.

“Electric Business Purchased Assets” means the Purchased Assets principally related to the Electric Business rather than the Gas Business.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, Preferential Purchase Rights, activity and use limitations, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

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“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

“Environmental Laws” means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; Atomic Energy Act, 42 U.S.C. § 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer under section 414(b), (c), or (m) of the Code.

“ERISA Case” means the litigation captioned In re Aquila, Inc. ERISA Litigation, Case No. 04-cv-00865 (DW), filed in the United States District Court for the Western District of Missouri and any similar Claims relating to the causes of action in such litigation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means any exchange agent appointed in connection with the transactions contemplated by the Merger Agreement.

“FERC” means the Federal Energy Regulatory Commission.

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“FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which any waiting period prescribed by applicable Law before the transactions contemplated by this Agreement may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period).

“Gas Business” means the gas utility business conducted by Seller serving customers in the Territory.

“Gas Business Assumed Obligations” means the Assumed Obligations principally related to the Gas Business rather than the Electric Business.

“Gas Business Purchased Assets” means the Purchased Assets principally related to the Gas Business rather than the Electric Business.

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Good Utility Practice” means any practices, methods, standards, guides, or acts, as applicable, that (i) are generally accepted in the region during the relevant time period in the natural gas or electric utility industry, as applicable, (ii) are commonly used in prudent utility engineering, construction, project management, and operations, or (iii) would be expected if the Business was conducted in a manner consistent with Laws and Orders applicable to the Business, and the objectives of reliability, safety, environmental protection, economy and expediency. Good Utility Practice includes acceptable practices, methods, or acts generally accepted in the region, and is not limited to the optimum practices, methods, or acts to the exclusion of all others.

“Governing Documents” of a Person means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Person.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-

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based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income, profits, or receipts (including capital gains Taxes and minimum Taxes) or (ii) multiple bases (including corporate franchise and business license Taxes) if one or more of the bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Buyer and Parent.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate, (i) other than for purposes of Section 9.2(e), prevents or materially delays or impairs the ability of Seller to consummate the transactions contemplated herein; or (ii) is materially adverse to the financial condition, properties, assets, liabilities (contingent or otherwise), business, or results of operation of the Business and the Purchased Assets, together with the Natural Gas Businesses and the Natural Gas Assets, taken as a whole, in each case excluding any effect on, change in, or development caused by, or event, effect or development resulting from, or arising out of, (A) factors generally affecting the economy, financial markets, capital markets, or commodities markets, except to the extent the Business and the Purchased Assets, together with the Natural Gas Businesses and the Natural Gas Assets, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated companies; (B) factors, including changes in Law, generally affecting any industry or any segment of any industry in which the Business operates, except to the extent the Business and the Purchased Assets, together with the Natural Gas Businesses and the Natural Gas Assets, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated participants in such industry or such segment of such industry; (C) the execution, announcement or performance of this Agreement, the Asset Purchase Agreement or the Merger Agreement, including, in each case, the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees; (D) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostility or terrorism, other than any matter or event occurring in the geographic region served by the Business and the Purchased Assets, together with the Natural Gas Businesses and the Natural Gas Assets, taken as a whole; (E) any event,

1-LA/917645.9	7

circumstance or condition disclosed in Schedule 1.1-G; and (F) any action taken by Seller or any of its Subsidiaries with Buyer’s written consent referring to this subsection (F).

“Natural Gas Assets” means the assets of Seller used in the operation of the Natural Gas Businesses to be purchased or acquired by Buyer pursuant to the Asset Purchase Agreement.

“Natural Gas Businesses” means the natural gas utility businesses conducted by Seller serving customers in Iowa, Kansas and Nebraska.

“Non-Permitted Encumbrances” means (i) Encumbrances securing or created by or in respect of any of the Excluded Liabilities (other than Excluded Liabilities that are included in the “Assumed Obligations” under the Asset Purchase Agreement); (ii) statutory liens for material delinquent Taxes, or material delinquent assessments, other than such Taxes or assessments that will become an Assumed Obligation pursuant to Section 2.3 (or will become an “Assumed Obligation” pursuant to the Asset Purchase Agreement); and (iii) Encumbrances that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; provided that, in determining if any Encumbrances would individually or in the aggregate reasonably be expected to have a Material Adverse Effect for purposes of clause (iii) of this definition, the following Encumbrances will be excluded: (A) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations to which there is no default on the part of Seller, (B) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation), (C) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities that do not materially interfere with the present use of the Purchased Assets, (D) any Encumbrance set forth in any state, local, or municipal franchise or governing ordinance, or any franchise or other agreement entered into by Seller in connection with any such ordinance, under which any portion of the Business is conducted, (E) all rights of condemnation, eminent domain, or other similar rights of any Person, or (F) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) that do not materially interfere with the Companies’ use of the Purchased Assets for the Business, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Obligations hereunder or that are included in the “Assumed Obligations” under the Asset Purchase Agreement).

“Order” means any order, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Party” means Buyer or Seller, or Buyer, Seller, Limited Partner, Parent or Merger Sub, as indicated by the context, and “Parties” means Buyer and Seller, or Buyer, Seller, Limited Partner, Parent and Merger Sub, as indicated by the context.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business, other than Environmental Permits.

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“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Preferential Purchase Rights” means rights of any Person (other than rights of condemnation, eminent domain, or other similar rights of any Person) to purchase or acquire any interest in any of the Purchased Assets, including rights that are conditional upon a sale of any Purchased Assets or any other event or condition.

“Prime Rate” means, for any day, the per annum rate of interest quoted by Citibank, N.A. as its prime rate.

“PUC” means the Public Utilities Commission of the State of Colorado.

“Regulatory Order” means an Order issued by the PUC or FERC that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Disclosure Schedule” means, collectively, all Schedules other than Schedule 1.1-C and Schedule 6.3.

“Seller Marks” means the names “Aquila,” “Aquila Networks,” “Energy One,” “Service Guard,” “UtiliCorp,” “Peoples Natural Gas,” “West Plains Energy,” “Kansas Public Service,” and any derivative of any of the foregoing, and any related, similar, and other trade names, trademarks, service marks, and logos of Seller, and any domain names incorporating any of the foregoing.

“Seller Pension Plan” means the Aquila, Inc. Retirement Income Plan, as amended from time to time.

“Seller Required Regulatory Approvals” means (i) the filings by Parent, Seller and Buyer required by the HSR Act in connection with the transactions contemplated by this Agreement, the Asset Purchase Agreement and the Merger Agreement, and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-E.

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“Seller SEC Filings” means forms, statements, reports, schedules and other documents required to be filed or furnished by Seller with or to the SEC pursuant to applicable Laws and policies since January 1, 2005.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge of the persons set forth in Schedule 1.1-F.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Shared Code” means all computer software applications, programs and interfaces, including source and object code therefor, owned by Seller immediately prior to the Closing. “Shared Code” shall not include any computer software applications, programs or interfaces, or any part thereof, owned by any third party.

“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned or controlled directly or indirectly by such first Person.

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, sales, transfer, franchise, license, payroll, withholding, social security, or other taxes (including any escheat or unclaimed property obligations), including any interest, penalties, or additions attributable thereto.

“Tax Affiliate” of a Person means a member of that Person’s Affiliated Group and any other Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Termination Fee” means the “Termination Fee,” if any, required to be paid by Parent to Buyer under Section 10.2 of the Asset Purchase Agreement.

“Territory” means the service territories of Seller’s gas and electric utility businesses in Colorado.

“Transferred Employee Records” means the following records relating to Transferred Employees: (i) skill and development training records and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications; provided that such records will not be deemed to include any record which Seller is restricted by Law, Order, or agreement from providing to Buyer.

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“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, among Buyer, Parent and Merger Sub.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Water Rights” means the real and personal property rights and interests (including easement rights) associated with Seller’s water, well, and mutual ditch company interests principally used for the Business.

(b)        In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:

Term	Reference
Accounts Payable	Section 2.3(f)
Actual Capital Expenditures	Section 3.1(b)
Actual Working Capital	Section 3.1(b)
Adjusted Section 4044 Amount	Exhibit 8.8(d)(ii)(C)
Adjustment Amount	Section 3.1(b)
Adjustment Dispute Notice	Section 3.2(c)
Agreement	Preamble
Allocated Rights and Obligations	Section 8.5(d)
Applicable Period	Section 8.8(d)(ii)(E)
Applicable Preferential Purchase Right	Section 8.9(c)
Asset Purchase Agreement	Recitals
Assumed Environmental Liabilities	Section 2.3(g)
Assumed Obligations	Section 2.3
Base Price	Section 3.1(a)
Benefit Plan	Section 5.12(a)
Buyer	Preamble
Buyer Financing	Section 6.5(a)

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Buyer Financing Commitments	Section 6.5(b)
Buyer Pension Plan Trust	Exhibit 8.8(d)(ii)(C)
CB Transferred Employees	Section 8.8(a)
Capital Expenditures	Section 3.1(b)
Capital Expenditures Budget	Section 3.1(b)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2(a)
Collective Bargaining Agreement	Section 5.11
Confidential Business Information	Section 8.2(c)
Confidential Information	Section 8.2(b)
Contingent Purchased Assets	Section 8.5(f)(ii)
Correct Purchase Price	Section 3.2(d)
Covered Individuals	Section 8.8(d)(ii)(D)
Current Retirees	Section 8.8(d)(ii)(D)
Customer Notification	Section 8.13
Division Income Statement Information	Section 5.5(b)
Easements	Section 8.5(a)
Electric Opco	Recitals
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Final Purchase Price	Section 3.2(e)
Financial Hedge	Section 8.5(c)
Franchises	Section 5.13(b)

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Gas Opco	Recitals
Initial Transfer Amount	Exhibit 8.8(d)(ii)(C)
Initial Transfer Date	Exhibit 8.8(d)(ii)(C)
Interests Transfer	Section 2.1
Interim Period	Section 8.5(f)(ii)
Lease Buy-Out Amount	Section 3.1(b)
Limited Partner	Preamble
Locals	Section 8.8(c)
Merger	Recitals
Merger Agreement	Recitals
Methodologies	Section 3.1(b)
New CBA	Section 8.8(c)
Non-CB Transferred Employees	Section 8.8(a)
Other Arrangements	Section 8.5(d)
Other Plan Participants	Exhibit 8.8(d)(ii)(C)
Parent	Preamble
Post-Retirement Welfare Benefits	Section 8.8(d)(ii)(D)
Proposed Adjustment Amount	Section 3.2(b)
Proposed Adjustment Statement	Section 3.2(b)
Proposed Purchase Price	Section 3.2(b)
Purchase Price	Section 3.1(a)
Purchased Assets	Section 2.1
Qualifying Offer	Section 8.8(a)
Real Property	Section 2.1(a)

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Reduction Amount	Exhibit 8.8(d)(ii)(C)
Reference Balance Sheet	Section 3.1(b)
Reference Capital Expenditures	Section 3.1(b)
Reference Working Capital	Section 3.1(b)
Regulatory Material Adverse Effect	Section 8.4(e)
Retained Agreements	Section 2.2(l)
Savings Plan	Section 8.8(d)(ii)(E)
Section 4044 Amount	Exhibit 8.8(d)(ii)(C)
Selected Balance Sheet Information	Section 5.5(a)
Seller	Preamble
Seller Pension Plan Trust	Exhibit 8.8(d)(ii)(C)
Severance Compensation Agreements	Section 2.1(h)
Shared Agreements	Section 8.5(d)
Straddle Period Taxes	Section 8.7(b)
Substitute Arrangements	Section 8.5(d)
Successor Collective Bargaining Agreement	Section 5.11
Termination Date	Section 10.1(b)
Transfer Taxes	Section 8.7(a)
Transferable Environmental Permits	Section 2.1(i)
Transferable Permits	Section 2.1(g)
Transferred Employee	Section 8.8(a)
Transition Committee	Section 8.1(b)
True-Up Amount	Exhibit 8.8(d)(ii)(C)

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True-Up Date	Exhibit 8.8(d)(ii)(C)
Unrecovered Fuel Adjustment	Section 3.1(b)
Unrecovered Purchased Gas Adjustment	Section 3.1(b)
Working Capital	Section 3.1(b)

1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)        Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b)        Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c)        Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d)        Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e)        Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)        References. References to any agreement, instrument or other document means that agreement, instrument or other document as amended, modified or supplemented from time to time, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(g)       “Herein.” The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

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(h)       “Including.” The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i)         “To the extent.” The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject.

(j)         “Principally in the Business.” With reference to assets owned by Seller, and liabilities of Seller, which are used by, in, or for, or relate to, the Business, the phrases “principally in the Business,” “principally for the Business,” and other statements of similar import will be construed to refer to assets or liabilities that are: (A) specifically listed in a Schedule setting forth Purchased Assets or Assumed Obligations; or (B) otherwise are devoted principally to (or in the case of liabilities, are related principally to) the Business other than Excluded Assets and Excluded Liabilities.

1.3          Joint Negotiation and Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1          The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller and Limited Partner will sell, assign, convey, transfer, and deliver to Buyer and to Buyer’s designated limited partner, and Buyer and Buyer’s designee will purchase and acquire the Company Interests from Seller as the general partner of Electric Opco and Gas Opco, and from Limited Partner as the limited partner of Electric Opco and Gas Opco (the “Interests Transfer”). Immediately prior to the Interests Transfer and the Closing, Seller will transfer and cause the Companies to acquire from Seller, subject to all Encumbrances except for Non-Permitted Encumbrances, all of Seller’s right, title, and interest in, to, and under the real and personal property, tangible or intangible, principally related to the Business, including as described below, as the same exists at the Closing (and, as applicable and as permitted or contemplated hereby, or as Buyer and Parent agree, with such additions and eliminations of assets as shall occur from the date hereof through the Closing), except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):

(a)        Seller’s real property and real property interests located in Colorado, including (i) as described on Schedule 2.1(a), (ii) buildings, structures, other improvements, and fixtures located thereon, (iii) all rights, privileges, easements and appurtenances thereto, the leasehold and subleasehold interests under the leases described on Schedule 5.9, (iv) the Easements to be conveyed at the Closing pursuant to Section 8.5(a), and (v) any installation, facility, plant (including any manufactured gas plant), or site (including any manufactured gas

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plant site) described on Schedule 2.1(a) that (A) at the Closing is operated, owned, leased, or otherwise under the control of or attributed to Seller or the Business, and (B) is located in the Territory (collectively, the “Real Property”);

(b)        the accounts receivable and inventories owned by Seller and principally related to the Business, and other similar or related items principally related to the Business;

(c)	the Documents;

(d)        the machinery, equipment, vehicles, furniture, pipeline system, natural gas, distribution assets, electrical distribution assets, and other tangible personal property owned by Seller and used principally in the Business, including the vehicles and equipment listed on Schedule 2.1(d) to be attached to the Agreement prior to July 1, 2007, and all warranties against manufacturers or vendors relating thereto;

(e)	the Business Agreements and the Franchises;

(f)        the Allocated Rights and Obligations to the extent transferred to the Companies pursuant to Section 8.5(d);

(g)        the Permits, in each case to the extent the same are assignable (the “Transferable Permits”);

(h)        the severance compensation agreements, if any, between Seller and the Business Employees, as applicable (the “Severance Compensation Agreements”);

(i)         the Environmental Permits, including those listed on Schedule 5.10(a)-2, in each case to the extent the same are assignable (the “Transferable Environmental Permits”);

(j)         in addition to the claims, rights and proceeds described in Section 2.1(r), to the extent (i) Seller has received any insurance proceeds from settlements with insurance providers prior to the date hereof relating to costs to clean-up any Real Property as required under any Environmental Laws, including any manufactured gas plant sites acquired by Buyer pursuant to this Agreement, and (ii) such clean-up costs have not been incurred prior to the Closing Date, a pro-rata share of such proceeds to be allocated to the Real Property based upon the estimated clean-up costs of all similar sites of Seller covered by such proceeds;

(k)        any refund or credit related to Taxes paid by or on behalf of Seller for which Buyer is liable pursuant to Section 8.7, whether such refund is received as a payment or as a credit against future Taxes payable;

(l)         Claims and defenses of Seller to the extent such Claims or defenses arise principally with respect to the Purchased Assets or the Assumed Obligations, provided that any such Claims and defenses will be assigned to the Companies without warranty or recourse;

(m)	assets transferred pursuant to Section 8.8;
(n)	any other assets owned by Seller and set forth on Schedule 2.1(n);

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(o)        assets included in the FERC Accounts upon which the Selected Balance Sheet Information was prepared;

(p)        any credits, benefits, emissions reductions, offsets and allowances with respect to any Environmental Laws purchased by or granted or issued to Seller for use by or with respect to the Business or the Purchased Assets;

(q)	any other assets of Seller used principally in the Business; and

(r)         any claims or rights under or proceeds of Seller’s insurance policies to the extent related to the Business, the Purchased Assets or the Assumed Obligations, including claims, rights or proceeds contemplated by Section 8.9(b).

2.2          Excluded Assets. The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a)	cash, cash equivalents, and bank deposits;

(b)        certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(c)        properties and assets principally used in or for the conduct of the electric utility business conducted by Seller in the States of Kansas or Missouri, or the Natural Gas Businesses;

(d)        except as set forth in Section 2.1(k), any refund or credit related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable;

(e)        funds, letters of credit and other forms of credit support that have been deposited by Seller as collateral to secure Seller’s obligations;

(f)	all books, records, or the like other than the Documents;

(g)        any assets that have been disposed of in the ordinary course of business or otherwise in compliance with this Agreement prior to Closing;

(h)        except as expressly provided in Section 2.1(d) and Section 2.1(l), all of the Claims or causes of action of Seller against any Person;

(i)         except as included on Schedule 2.1(n), assets used for performance of the Central or Shared Functions;

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(j)         except as provided in Section 2.1(j), Section 2.1(l) and Section 2.1(r), all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;

(k)        the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;

(l)         all (i) agreements and contracts set forth on Schedule 2.2(l) to be attached to the Agreement prior to July 1, 2007 (the “Retained Agreements”), (ii) Shared Agreements (except to the extent provided by Section 8.5(d)), and (iii) other agreements and contracts not included in the Business Agreements and Franchises;

(m)      all software, software licenses, information systems, management systems, and any items set forth in or generally described in subparts (i) through (vi) of the definition of “Documents” in Section 1.1(a) other than the software and related assets set forth on Schedule 2.1(n); and

(n)	any assets of any Benefit Plan, except as otherwise provided in Section 8.8.

2.3          Assumed Obligations. On the Closing Date, each of the Companies will deliver to Seller the Assignment and Assumption Agreement pursuant to which each of the Companies will assume and agree to discharge all of the debts, liabilities, obligations, duties, and responsibilities of Seller of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature, to the extent incurred either prior to or after the Closing, and principally related to the Purchased Assets or the Business, including those obligations and liabilities set forth in the Selected Balance Sheet Information, other than Excluded Liabilities (the “Assumed Obligations”), in accordance with the respective terms and subject to the respective conditions thereof, including the following liabilities and obligations:

(a)        all liabilities and obligations of Seller under the Business Agreements, the Severance Compensation Agreements, the Transferable Permits, the Transferable Environmental Permits, the Preferential Purchase Rights assigned to the Companies pursuant to Section 8.9(c), the Allocated Rights and Obligations transferred to the Companies pursuant to Section 8.5(d), and any other agreements or contractual rights assigned to the Companies pursuant to the terms of this Agreement;

(b)        all liabilities and obligations of Seller with respect to customer deposits, customer advances for construction and other similar items related principally to the Business or the Purchased Assets;

(c)        all liabilities and obligations relating to unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and outstanding on or arising after the Closing;

1-LA/917645.9	19

(d)        all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes for which Buyer or the Companies are liable pursuant to Section 8.7;

(e)        all liabilities and obligations for which Buyer or the Companies are responsible pursuant to Section 8.8;

(f)         all trade accounts payable and other accrued and unpaid current expenses in respect of goods and services incurred by or for the Business to the extent attributable to the period prior to the Closing (the “Accounts Payable”);

(g)        (i) all Environmental Claims, and (ii) all liabilities, obligations and demands arising under, in respect of, or relating to past, present, and future Environmental Laws, existing, arising, or asserted with respect to the Business or the Purchased Assets, whether before, on, or after the Closing Date (the “Assumed Environmental Liabilities”). For avoidance of doubt, the Assumed Environmental Liabilities include all liabilities and obligations (including liabilities and obligations based upon the presence, Release, or threatened Release of Hazardous Materials) of Seller directly or indirectly relating to, caused by, or arising in connection with the operation, ownership, use, or other control of or activity at or relating to any installation, facility, plant (including any manufactured gas plant), or site (including any manufactured gas plant site) that at the Closing is, or at any time prior to the Closing was, (i) operated, owned, leased, or otherwise under the control of or attributed to any of Seller, the Business, or any predecessor in interest of Seller or the Business, and (ii) located in the Territory or any areas previously served by the Business or any predecessor of the Business; provided, however, that the Assumed Environmental Liabilities do not include any such liabilities, obligations, Environmental Claims, or demands in respect of real property that is both (A) owned or leased by Seller as of the date of this Agreement, and (B) not included in the Purchased Assets; and

(h)        all liabilities and obligations of Seller, the Companies or Buyer arising before, on or after the Closing Date (i) under any Regulatory Orders applicable to the Business or the Purchased Assets, or (ii) imposed on Buyer, the Companies or the Purchased Assets or Business in connection with any Required Regulatory Approval.

2.4          Excluded Liabilities. Neither Buyer nor the Companies will assume or will be obligated to pay, perform, or otherwise discharge any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a)        any liabilities or obligations of Seller to the extent related to any Excluded Assets;

(b)        any liabilities or obligations of Seller in respect of indebtedness for borrowed money or the deferred purchase price of property;

(c)        any liabilities or obligations in respect of Taxes of Seller or any Tax Affiliate of Seller, or any liability of Seller for unpaid Taxes of any Person under Treasury regulation section 1.1502-6 (or similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise, except for Taxes for which Buyer or the Companies are liable pursuant to Section 8.7;

1-LA/917645.9	20

(d)        any and all liabilities arising in connection with the ERISA Case and, except as otherwise provided in Section 2.6 or Section 8.8, any other liability or obligation of Seller or an ERISA Affiliate of Seller to any employee of Seller under or in connection with any of the Benefit Plans, including under any deferred compensation arrangement or severance policy or any obligation to make any parachute or retention payment, including any liability related to the matters set forth on Schedule 5.12(d); and

(e)        except as set forth in Section 2.6, any other liability, obligation, duty or responsibility of Seller not principally related to the Purchased Assets or the Business.

2.5          Allocation of the Purchased Assets and the Assumed Obligations. Electric Opco will acquire and assume the Purchased Assets and the Assumed Obligations principally related to the Electric Business and Gas Opco will acquire and assume the Purchased Assets and the Assumed Obligations principally related to the Gas Business. Prior to the Closing Date, Buyer and Seller will work together in good faith to agree upon the allocation of the Purchased Assets and the Assumed Obligations between Electric Opco and Gas Opco.

2.6	Post-Closing Liabilities. As of the Closing Date:

(a)        With respect to the Corporate Employees, Buyer will reimburse Seller or Seller’s successor for 40% of all costs of short-term severance-related benefits, including outplacement benefits, gross-ups for taxes, and severance payments made or provided by Seller or Seller’s successor to such employees in connection with the termination of such employees prior to or at the Closing as a result of the transactions contemplated by this Agreement, the Partnership Interests Purchase Agreement and the Merger Agreement.

(b)        Parent and Seller will, and Parent will cause Seller’s successor to, reimburse Buyer for any Losses, costs or expenses incurred by Buyer with respect to any Excluded Liabilities (other than any Excluded Liabilities that are assumed by Buyer or an Affiliate of Buyer pursuant to the Asset Purchase Agreement).

(c)        Buyer will reimburse Seller, or Seller’s successor, as applicable, for any Losses, costs or expenses incurred by Parent, Seller or Seller’s successor with respect to any Assumed Obligations.

ARTICLE III

PURCHASE PRICE

3.1	Purchase Price.

(a)        The purchase price for the Company Interests (the “Purchase Price”) will be an amount equal to $340,000,000 (the “Base Price”), adjusted as follows: (i) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (ii) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number.

(b)	The following definitions shall be used to compute the Purchase Price:

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“Actual Capital Expenditures” means the actual Capital Expenditures for the period between the date hereof and the Closing Date.

“Actual Working Capital” means Working Capital as of the Closing Date.

“Adjustment Amount” means (i) Actual Working Capital minus Reference Working Capital, plus (ii)  Actual Capital Expenditures minus Reference Capital Expenditures, plus (iii) an amount equal to the aggregate under-billed amount, or minus an amount equal to the aggregate over-billed amount, of the Unrecovered Purchased Gas Adjustment as of the Closing Date for the Gas Business and the Unrecovered Fuel Adjustment as of the Closing Date for the Electric Business, plus (iv) an amount equal to the Lease Buy-Out Amount.

“Capital Expenditures” for any period means the amount of expenditures of the Business for such period which must be capitalized in accordance with the Methodologies.

“Capital Expenditures Budget” means the budget attached hereto as Schedule 3.1(a).

“Lease Buy-Out Amount” means an amount equal to the aggregate purchase price to purchase the vehicles included in the Purchased Assets that are subject to the Master Lease Agreement as described in Schedule 5.8 and are purchased by Seller prior to the Closing pursuant to Section 8.5(h).

“Methodologies” means (i) the methods used in the preparation of the Reference Balance Sheet and the Capital Expenditures Budget; (ii) to the extent consistent with the foregoing, the past practices of the Business; and (iii) to the extent consistent with all of the foregoing, GAAP, in each case of clauses (i), (ii) and (iii), applied on a consistent basis.

“Reference Balance Sheet” means the projected balance sheet of the Business as of December 31, 2007 attached hereto as Schedule 3.1(b).

“Reference Capital Expenditures” means the amount of the Capital Expenditures as set forth in the Capital Expenditures Budget.

“Reference Working Capital” means the Working Capital of the Business estimated as of December 31, 2007, as set forth in Schedule 3.1(c).

“Unrecovered Fuel Adjustments” means the amount of fuel cost adjustment otherwise permitted under Seller’s tariff for the Electric Business, not yet paid by the customers of the Electric Business, or that the Electric Business has not yet reimbursed to its customers.

“Unrecovered Purchased Gas Adjustment” means the amount of purchased gas adjustment otherwise permitted under Seller’s tariff for the Gas Business, not yet paid by the customers of the Gas Business, or that the Gas Business has not yet reimbursed to its customers.

“Working Capital” as of any date means the “current assets” of the Business as of such date minus the “current liabilities” of the Business as of such date (which may be a positive or negative amount), determined in each case in accordance with the Methodologies.

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3.2	Determination of Adjustment Amount and Purchase Price.

(a)        No later than fifteen (15) days prior to the Closing Date, Seller, in consultation with Parent and Buyer, will prepare and deliver to Buyer and Parent, Seller’s best estimate of the Actual Working Capital, the Actual Capital Expenditures, the Unrecovered Fuel Adjustment, the Unrecovered Purchased Gas Adjustment, the Lease Buy-Out Amount, the Adjustment Amount and the Purchase Price to be paid at the Closing, based on Seller’s best estimates of the Adjustment Amount (such estimated Purchase Price being referred to herein as the “Closing Payment Amount”).

(b)        Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Parent a statement (the “Proposed Adjustment Statement”) that reflects Buyer’s determination of (i) the Actual Working Capital, the Actual Capital Expenditures, the Unrecovered Fuel Adjustment, the Unrecovered Purchased Gas Adjustment, the Lease Buy-Out Amount and the Adjustment Amount (the “Proposed Adjustment Amount”), and (ii) the Purchase Price based on the Proposed Adjustment Amount (the “Proposed Purchase Price”). In addition, Buyer will provide Parent with supporting assumptions and calculations, in reasonable detail, for such determinations at the time it delivers the Proposed Adjustment Statement. Parent and Seller agree to, and Parent agrees to cause Seller’s successor to, cooperate with Buyer after the Closing in connection with the preparation of the Proposed Adjustment Statement and related information, and will provide Buyer with access to Seller’s books, records, information, and employees that are primarily related to the Business and the Purchased Assets that are in Seller’s or its successor’s possession or control as Buyer may reasonably request.

(c)        The amounts determined by Buyer as set forth in the Proposed Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within thirty (30) days after Buyer has delivered the Proposed Adjustment Statement, Parent notifies Buyer of any dispute with matters set forth in the Proposed Adjustment Statement. Any such notice of dispute delivered by Parent (an “Adjustment Dispute Notice”) will identify with reasonable specificity each item in the Proposed Adjustment Statement with respect to which Parent disagrees, the reason for such disagreement, and Parent’s position with respect to such disputed item, and will include Parent’s recalculation of the Adjustment Amount and the Purchase Price. Parent shall be conclusively deemed to have accepted any item in the Proposed Adjustment Statement not addressed by the Adjustment Dispute Notice.

(d)        If Parent delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), Buyer and Parent will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and Parent are unable to reach a resolution with respect to all disputed items within forty five (45) days of delivery of the Adjustment Dispute Notice, Buyer and Parent will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within thirty (30) days after such submission, upon such remaining disputed items. The determination of the Independent Accounting Firm on each issue shall be neither more favorable to Buyer than shown in the Proposed Adjustment Statement nor more favorable to Parent than shown in the Adjustment Dispute Notice. The report of the Independent Accounting Firm will identify the correct Actual Working Capital, Actual Capital Expenditures, Unrecovered Fuel Adjustment,

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Unrecovered Purchased Gas Adjustment, Lease Buy-Out Amount, Adjustment Amount and Purchase Price (the “Correct Purchase Price”) and such report will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Parent so that Parent’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Parent (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed amounts so submitted to the Independent Accounting Firm, with the remaining amount allocated to Buyer.

(e)        “Final Purchase Price” shall mean (i) the Proposed Purchase Price, if Parent does not deliver an Adjustment Dispute Notice; (ii) the amount agreed between Parent and Purchaser, if any; or (iii) the Correct Purchase Price, if determined by the Independent Accounting Firm. Within five (5) days following the final determination of the Final Purchase Price pursuant to Sections 3.2(b), (c) and (d), (x) if the Final Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference to Seller or its successor; or (y) if the Final Purchase Price is less than the Closing Payment Amount, Parent will cause Seller, or its successor, to pay the difference to Buyer. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of same day funds to the account specified by the Party receiving payment.

3.3          Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations will be allocated among the Purchased Assets on a basis consistent with section 1060 of the Code and the Treasury regulations promulgated thereunder. Within one hundred eighty (180) days following the Closing Date, the Parties will work together in good faith to agree upon such allocation; provided that in the event that such agreement has not been reached within such 180-day period, the allocation will be determined by the Independent Accounting Firm, and such determination will be binding on the Parties. Parent and Buyer will each pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. Each Party will, and Parent will cause Seller’s successor to, report the transactions contemplated by the Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

3.4	Proration.

(a)        Solely for purposes of determining the Proposed Purchase Price and the Final Purchase Price under Section 3.2, property Taxes, utility charges, and similar items customarily prorated, including those listed below, to the extent relating to the Business or the Purchased Assets and which are not due or assessed until after the Closing Date but which are attributable to any period (or portion thereof) ending on or prior to the Closing Date, will be prorated as of the Closing Date. Such items to be prorated will include:

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(i)           personal property and real property Taxes, assessments, franchise Taxes, and other similar periodic charges, including charges for water, telephone, electricity, and other utilities;

(ii)          any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permits and Transferable Environmental Permits; and

(iii)	rents under any leases of real or personal property.

(b)        In connection with any real property Tax prorations pursuant to Section 3.4(a), including installments of special assessments, the amount allocated to Buyer shall equal the amount of the current real property Tax or installment of special assessments, as the case may be, multiplied by a fraction, (i) the numerator of which is the number of days from the date of the immediately preceding installment to the day before the Closing Date, and (ii) the denominator of which is the total number of days in the assessment period in which the Closing Date occurs. In connection with any other prorations, in the event that actual amounts are not available at the Closing Date, the proration will be based upon the Taxes, assessments, charges, fees, or rents for the most recent period completed prior to the Closing Date for which actual Taxes, assessments, charges, fees, or rents are available. All prorations will be based upon the most recent available Tax rates, assessments, and valuations.

(c)        Parent agrees to cause Seller or its successor to furnish Buyer, and Buyer agrees to cause the Companies to furnish Parent, with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

ARTICLE IV

THE CLOSING

4.1          Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in ARTICLE IX of this Agreement, the closing of the transfer of the Purchased Assets and assumption of the Assumed Obligations to and by the Companies and the Interests Transfer (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, beginning at 10:00 A.M. (New York time) on the first Business Day on which the conditions set forth in ARTICLE IX have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of the conditions), or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The transfer of the Purchased Assets to the Companies and assumption by the Companies of the Assumed Obligations will be effective on the Closing Date immediately before the Closing. The purchase and sale of the Company Interests will be effective on the Closing Date immediately before the effective time of the Merger.

4.2          Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller, or at Parent’s direction, to the Exchange Agent or to Merger Sub, the Closing

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Payment Amount, by wire transfers of same day funds or by such other means as may be agreed upon by Parent and Buyer.

4.3          Deliveries by Parent, the Companies and Seller. At or prior to the Closing, Seller, the Companies and Parent, as the Parties determine to be applicable, will deliver the following to Buyer:

(a)        the Bills of Sale, duly executed by Seller and Gas Opco or Electric Opco, as applicable;

(b)        the Assignment and Assumption Agreement, duly executed by Seller and Gas Opco or Electric Opco, as applicable;

(c)        all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(d)	the certificate contemplated by Section 9.2(d);

(e)        one or more deeds of conveyance of the parcels of Real Property with respect to which Seller holds fee interests, in forms reasonably acceptable to the Parties, duly executed and acknowledged by Seller and in recordable form, as necessary to convey the Real Property to the Companies;

(f)         one or more instruments of assignment or conveyance, substantially in the form of the Assignment of Easements, as are necessary to transfer the Easements to the Companies pursuant to Section 8.5(a);

(g)        all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets to the Companies, each in accordance with this Agreement;

(h)        certificates of title for certificated motor vehicles or other titled Purchased Assets, duly executed by Seller as may be required for transfer of such titles to the Companies pursuant to this Agreement;

(i)         terminations or releases of Non-Permitted Encumbrances on the Purchased Assets;

(j)         the Assignments of Company Interests, each duly executed by Seller and Limited Partner;

(k)        a certificate of good standing with respect to each of Parent, Seller, and the Companies (dated as of a recent date prior to the Closing Date but in no event more than fifteen (15) Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the state of incorporation or formation of each such Person and, with respect to Seller and the Companies, of the State of Colorado;

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(l)         a copy, certified by an authorized officer of each of Parent, Seller and the Companies, of respective resolutions authorizing the execution and delivery of this Agreement and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of each of Parent, Seller and the Companies as to the incumbency of those officers authorized to execute and deliver this Agreement and the instruments attached as exhibits hereto and thereto;

(m)      an affidavit that Seller is not a foreign person under section 1445(b)(2) of the Code; and

(n)        such other agreements, documents, instruments, and writings as are required to be delivered by Parent, Seller or the Companies at or prior to the Closing Date pursuant to this Agreement.

4.4          Deliveries by Buyer. At or prior to the Closing, Buyer will deliver the following to Seller:

(a)	the Assignment and Assumption Agreement, duly executed by Buyer;
(b)	the certificate contemplated by Section 9.3(c);

(c)        all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement;

(d)        a certificate of good standing with respect to Buyer, to the extent applicable (dated as of a recent date prior to the Closing Date but in no event more than fifteen (15) Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the States of South Dakota and Colorado, as applicable;

(e)        a copy, certified by an authorized officer of Buyer, of resolutions authorizing the execution and delivery of this Agreement and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of Buyer as to the incumbency of those officers authorized to execute and deliver this Agreement and the instruments attached as exhibits hereto and thereto;

(f)         all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by the Companies of the Assumed Obligations, and by Buyer in connection with the transfer of the Company Interests, in accordance with this Agreement; and

(g)        such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule or, to the extent the relevance of such disclosure is readily apparent therefrom, as disclosed in the Seller SEC Filings filed prior to the date of this Agreement, Seller represents and warrants to Buyer that:

5.1	Organization; Qualification.

(a)        Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary, except for failures to be qualified or licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)        Limited Partner is a limited liability company existing in good standing under the laws of Delaware. Limited Partner is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the activity of Limited Partner in such jurisdiction thereby makes such qualification necessary. Limited Partner has not, and at the Closing will not have, any assets or liabilities other than, the limited partnership interests in the Companies.

(c)        When formed, the Companies will be limited partnerships existing in good standing under the laws of Delaware. At the Closing, each of the Companies will be duly qualified or licensed to do business as a foreign limited partnership and in good standing in each jurisdiction in which the activity of such Company in such jurisdiction thereby makes such qualification necessary. At the Closing, neither of the Companies will have operated a business prior to the transfer and assumption hereunder of, and neither will have any assets or liabilities other than, the Purchased Assets and the Assumed Obligations.

5.2	Authority Relative to this Agreement.

(a)        Seller has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

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(b)        Limited Partner has all limited liability company power and authority necessary to execute and deliver this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of Limited Partner and no other limited liability company proceedings on the part of Limited Partner or its members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Limited Partner, and constitutes a valid and binding agreement of Limited Partner, enforceable against Limited Partner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

(c)        When formed, each of the Companies will have all limited partnership power and authority necessary to execute and deliver the instruments and agreements attached hereto which such Company is a party and to consummate the transactions contemplated thereby. At the Closing, the execution and delivery of such instruments and agreements and the consummation of the transactions contemplated thereby will be duly and validly authorized by the partners of each Company and no other limited partnership proceedings on the part of either Company or its partners will be necessary to authorize such instruments and agreements or to consummate the transactions contemplated thereby. At the Closing, such instruments and agreements will have been duly and validly executed and delivered by such Company, and will constitute a valid and binding agreement of each Company, enforceable against such Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

5.3          Consents and Approvals; No Violation. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Seller and Limited Partner, and the consummation by Seller and Limited Partner of the transactions contemplated hereby, do not, and at the Closing the consummation by the Companies of the transactions contemplated hereby will not:

(a)        conflict with or result in any breach of Seller’s, Limited Partner’s or the Companies’ respective Governing Documents;

(b)        result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller, Limited Partner, the Companies or any of their respective Affiliates is a party or by which Seller, Limited Partner, the Companies or any of their respective Affiliates, the Business, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Closing be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c)        violate any Law or Order applicable to Seller, Limited Partner, the Companies, any of their respective Affiliates, or any of the Purchased Assets, except for

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violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(d)        require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (iii) any requirements which become applicable to Seller, Limited Partner or the Companies, as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and

(e)        as of the date of this Agreement, to Seller’s Knowledge, there are no facts or circumstances relating to Seller or any of its Subsidiaries that, in Seller’s reasonable judgment, would be reasonably likely to prevent or materially delay the receipt of the Seller Required Regulatory Approvals.

5.4	Governmental Filings.

(a)        Since December 31, 2005, Seller has filed or caused to be filed with the PUC and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with the PUC or FERC with respect to the Business and the Purchased Assets except for such forms, statements, reports, and documents the failure of which to file, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the respective dates on which such forms, statements, reports, and documents were filed, each (to the extent prepared by Seller and excluding information prepared or provided by third parties) complied in all material respects with all requirements of any Law or Order applicable to such form, statement, report, or document in effect on such date except for such forms, statements, reports and documents the failure of which to file in compliance with all requirements of any law or Order, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)        Seller has filed or furnished with the SEC all Seller SEC Filings required to be filed or furnished. Each Seller SEC Filing, when and as filed or furnished with the SEC, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley. As of their respective dates (and, if amended or supplemented, as of the date of any such amendment or supplement) and as filed, the Seller SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.5	Financial Information.

(a)        Schedule 5.5(a)-1 sets forth selected balance sheet information as of December 31, 2005 and September 30, 2006, respectively, with respect to the Electric Business.

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Schedule 5.5(a)-2 sets forth selected balance sheet information as of December 31, 2005 and September 30, 2006, respectively, with respect to the Gas Business. The information set forth in Schedule 5.5(a)-1 and Schedule 5.5(a)-2 is collectively referred to herein as the “Selected Balance Sheet Information.”

(b)        Schedule 5.5(b)-1 sets forth the division income statements for the Electric Business for the 12-month period ended December 31, 2005, and the nine-month period ended September 30, 2006. Schedule 5.5(b)-2 sets forth the division income statements for the Gas Business for the 12-month period ended December 31, 2005, and the nine-month period ended September 30, 2006. The information set forth in Schedule 5.5(b)-1 and Schedule 5.5(b)-2 is collectively referred to herein as the “Division Income Statement Information.”

(c)        Except as set forth in the notes thereto, the Selected Balance Sheet Information and the Division Income Statement Information fairly present as of the dates thereof or for the periods covered thereby, in all material respects, the items reflected therein, all in accordance with FERC Accounting Rules and any applicable PUC accounting rules applied in accordance with Seller’s normal accounting practices. The individual accounts in the Selected Balance Sheet Information are recorded in accordance with GAAP, as modified by applicable FERC Accounting Rules and applicable regulatory accounting rules.

5.6          No Material Adverse Effect. Except as set forth in Schedule 5.6, or as otherwise contemplated by this Agreement, since September 30, 2006 no event, change or development has occurred which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect.

5.7          Operation in the Ordinary Course. Except as otherwise disclosed herein or set forth in Schedule 5.7, or otherwise contemplated or permitted pursuant to the terms hereof, since September 30, 2006 and until the date hereof, the Business has been operated in the ordinary course of business consistent with Good Utility Practice.

5.8	Title and Company Interests.

(a)        Except as set forth on Schedule 5.8 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i)  Seller owns good and marketable title to (or in the case of leased property, has a valid and enforceable leaseholder interest in), the Real Property and the Easements; and (ii) Seller has good title to the other Purchased Assets, in each case free and clear of all Non-Permitted Encumbrances. Except as described in Schedule 5.8 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Purchased Assets are not subject to any Preferential Purchase Rights. The Purchased Assets have been maintained consistent with Good Utility Practice, except to the extent that the failure to so maintain the Purchased Assets, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Easements are all of the easements, railroad crossing rights and rights-of-way, and similar rights (other than public rights-of-way) necessary, in all material respects, for the operation of the Business as currently conducted.

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(b)        (i) From the date of formation of the Companies until the transfer of the Company Interests to Buyer, Seller will be, and thereafter Buyer will be, the legal and beneficial owner of all of the Company Interests, and will hold such Company Interests free and clear of any and all Encumbrances; and (ii) the Company Interests have not been issued in violation of any federal or state securities laws

5.9          Leases. Schedule 5.9 describes to Seller’s Knowledge as of the date hereof, all real property leases under which Seller is a lessee or lessor that relate principally to the Business or the Purchased Assets.

5.10       Environmental. The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters are those contained in this Section 5.10, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, other environmental matters, or matters incident to or arising out of or in connection with any of the foregoing. All such matters are governed exclusively by this Section 5.10.

(a)        Except as set forth on Schedule 5.10(a)-1, (i) Seller presently possesses all Environmental Permits necessary to own, maintain, and operate the Purchased Assets as they are currently being owned, maintained and operated, and to conduct the Business as it is currently being operated and conducted, except with respect to the failure to possess any Environmental Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) with respect to the Purchased Assets and the Business, Seller is in compliance in all material respects with the requirements of such material Environmental Permits and Environmental Laws, and (iii) Seller has received no written notice or information of an intent by an applicable Governmental Entity to suspend, revoke, or withdraw any such Environmental Permits, except with respect to any Environmental Permit that, if suspended, revoked or withdrawn, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge as of the date hereof, Schedule 5.10(a)-2 sets forth a list of all material Environmental Permits held by Seller for the operation of the Business.

(b)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 5.10(b), neither Seller nor any Affiliate of Seller has received within the last three (3) years any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws, Environmental Permits, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the operation of the Business or the Purchased Assets arising under Environmental Laws. To Seller’s Knowledge as of the date hereof, Schedule 5.10(b) sets forth a list of the written notices, reports or information that Seller or any Affiliate of Seller has received within the last three (3) years regarding any such actual or alleged violations of Environmental Laws or Environmental Permits.

(c)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 5.10(c), (i) there is and

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has been no Release from, in, on, or beneath the Real Property that could form a basis for an Environmental Claim, and (ii) there are no Environmental Claims related to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller. To Seller’s Knowledge as of the date hereof, Schedule 5.10(c) sets forth a list of all Releases from, in, on or beneath the Real Property that could form the basis for an Environmental Claim, and of all Environmental Claims pending or threatened against Seller that are principally related to the Purchased Assets or the Business.

5.11       Labor Matters. Schedule 5.11 lists each collective bargaining agreement covering any of the Business Employees to which Seller is a party or is subject (each, a “Collective Bargaining Agreement”) as of the date hereof. Except to the extent set forth in Schedule 5.11 or as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) Seller is in material compliance with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) Seller is in material compliance with the terms of and its obligations under the Collective Bargaining Agreements, and has administered each Collective Bargaining Agreement in manner consistent in all material respects with the terms and conditions of such Collective Bargaining Agreements; (v) no material grievance or material arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending against Seller; and (vi) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened against Seller in respect of the Purchased Assets or the Business. Except for the Severance Compensation Agreements set forth on Schedule 5.11 with respect to the Business Employees identified on Schedule 1.1-B, obligations to be assumed or undertaken by Buyer or the Companies pursuant to Sections 2.6(a) or 8.8, and severance compensation agreements existing as of the date hereof, if any, with respect to additional employees that may be added to the Business Employees after the date hereof by Buyer and Parent pursuant to clause (iii) of the definition thereof, there are no employment, severance, or change in control agreements or contracts between Seller and any Business Employee under which Buyer or either of the Companies would have any liability. A true, correct, and complete copy of each Collective Bargaining Agreement, any renewal or replacement of any Collective Bargaining Agreement that will expire prior to the Closing Date, and any new collective bargaining agreement covering any of the Business Employees entered into by Seller between the date hereof and the Closing (each a “Successor Collective Bargaining Agreement”), has been made available to Buyer prior to the date hereof or will be made available to Buyer prior to the Closing Date, respectively.

5.12	ERISA; Benefit Plans.

(a)        Schedule 5.12(a) lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other plan, program, or arrangement providing benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller (or any ERISA Affiliate of Seller) as of the date hereof on account of current Business Employees or persons who have retired from the Business (each, a “Benefit Plan”). Copies of such plans and all amendments and direct agreements pertaining thereto, together with the most recent annual

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report and actuarial report with respect thereto, if any, have been made available to Buyer prior to the date hereof.

(b)        Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under section 501(a) of the Code has received a determination letter that such trust is so exempt. Nothing has occurred since the date of such determination that would materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect. Copies of the most recent determination letter of the IRS with respect to each such Benefit Plan or trust have been made available to Buyer prior to the date hereof.

(c)        (i) Each Benefit Plan has been maintained, funded, and administered in compliance with its terms, the terms of any applicable Collective Bargaining Agreements, and all applicable Laws, including ERISA and the Code, (ii) there is no “accumulated funding deficiency” within the meaning of section 412 of the Code with respect to any Benefit Plan which is an “employee pension benefit plan” as defined in section 3(2) of ERISA, and (iii) no reportable event (within the meaning of section 4043 of ERISA) and no event described in sections 4041, 4042, 4062 or 4063 of ERISA has occurred or exists in connection with any Benefit Plan, except in the case of (i), (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no proceeding has been initiated to terminate the Seller Pension Plan nor has the Pension Benefit Guaranty Corporation threatened to terminate the Seller Pension Plan. Neither Seller nor any ERISA Affiliate has any obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in section 3(37) of ERISA), except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No Person has provided or is required to provide security to the Seller Pension Plan under section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)        Except for the ERISA Case, as set forth on Schedule 5.12(d) or as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) there is no litigation or governmental administrative proceeding or, to Seller’s Knowledge, investigation involving any Benefit Plan, and (ii) the administrator and the fiduciaries of each Benefit Plan have in all material respects complied with the applicable requirements of ERISA, the Code, and any other requirements of applicable Laws, including the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA. Except as set forth on Schedule 5.12(d) or as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there have been no non-exempt “prohibited transactions” as described in section 4975 of the Code or Title I, Part 4 of ERISA involving any Benefit Plan,

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and, to Seller’s Knowledge, there are no facts or circumstances which could give rise to any tax imposed by section 4975 of the Code or Section 502 of ERISA with respect to any Benefit Plan.

(e)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, all contributions (including all employer matching and other contributions and all employee salary reduction contributions) for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been paid to the Benefit Plans within the time required by Law or will be paid to the Benefit Plans prior to or as of the Closing, notwithstanding any provision of any Benefit Plan to the contrary. All returns, reports, and disclosure statements required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered except to the extent the failure to file such returns, reports and disclosure statements would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan that is a group health plan (within the meaning of Code section 5000(b)(1)) in all material respects complies with and has been maintained and operated in material compliance with each of the health care continuation requirements of section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA (or the applicable requirements of State insurance continuation law) and the requirements of the Health Insurance Protection Portability and Accountability Act of 1996.

(g)        Schedule 5.12(g) sets forth the medical and life insurance benefits provided as of the date of this Agreement by Seller to any currently retired or former employees of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, or similar provisions of state law.

(h)        Except for obligations assumed by Buyer as provided in Section 8.8, no provision of any Benefit Plan would require the payment by Buyer, the Companies or such Benefit Plan of any money or other property, or the provision by Buyer, the Companies or such Benefit Plan of any other rights or benefits, to or on behalf of any Business Employee or any other employee or former employee of Seller solely as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of section 280G of the Code.

(i)         During the past seven (7) years, neither Seller nor any ERISA Affiliate (including either of the Companies or the Business) has contributed to any “multiemployer plan” within the meaning of section 3(37) of ERISA.

5.13	Certain Contracts and Arrangements.

(a)        To Seller’s Knowledge as of the date hereof, except for any contract, agreement, lease, commitment, understanding, or instrument which (i) is disclosed or described on Schedule 5.9, Schedule 5.11, Schedule 5.12(a), Schedule 5.12(g) or Schedule 5.13(a), or (ii) has been entered into in the ordinary course of business and is not material to the conduct of the Business as currently conducted by Seller, as of the date of this Agreement, Seller is not a party to any contract, agreement, lease, commitment, understanding, or instrument which is

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principally related to the Business or the Purchased Assets other than agreements that relate to both the Business and the other businesses of Seller, and any other contracts, agreements, personal property leases, commitments, understandings, or instruments which are Excluded Assets or Excluded Liabilities. Except as disclosed or described in Schedule 5.13(a) or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (A) each material Business Agreement constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect; (B) Seller is not in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, and has not received written notice that it is in breach or default under, any material Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained; (C) to Seller’s Knowledge, no other party to any material Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any material Business Agreement; and (D) Seller has not received written notice of cancellation or termination of any material Business Agreement.

(b)        Schedule 5.13(b) sets forth a list of each municipal franchise agreement relating to the Business to which Seller is a party (the “Franchises”) as of the date hereof. Except as disclosed in Schedule 5.13(b) or, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect, Seller is not in default under such agreements and, to Seller’s Knowledge, each such agreement is in full force and effect. Except as set forth in Schedule 5.13(b) or, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect, Seller has all franchises necessary for the operation of the Business as presently conducted.

5.14       Legal Proceedings and Orders. Except as set forth in Schedule 5.14 or, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect, there are no Claims relating to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller. Except for any Regulatory Orders, as set forth in Schedule 5.14 or as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, Seller is not subject to any outstanding Orders that would reasonably be expected to apply to the Purchased Assets or the Business following Closing.

5.15       Permits. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, Seller has all Permits required by Law for the operation of the Business as presently conducted. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) Seller has not received any written notification that it is in violation of any such Permits, and (ii) Seller is in compliance in all respects with all such Permits.

5.16       Compliance with Laws. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, Seller is in compliance with all Laws, Orders and Regulatory Orders applicable to the Purchased Assets or the Business. No investigation or review by any Governmental Entity with respect to Seller or any of its Subsidiaries is pending or, to Seller’s Knowledge, threatened, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. This

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Section 5.16 does not relate to matters with respect to ERISA and the Benefit Plans, which are the subject of Section 5.12, environmental matters, which are the subject of Section 5.10, Taxes, which are the subject of Section 5.18, or labor matters, which are the subject of Section 5.11.

5.17       Insurance. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, since December 31, 2005, the Purchased Assets have been continuously insured with financially sound insurers in such amounts and against such risks and losses as are customary in the natural gas or electric utility industry, and Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of Seller providing coverage in respect of the Purchased Assets. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, all insurance policies of Seller covering the Purchased Assets are in full force and effect; however, coverage of the Purchased Assets under Seller’s insurance policies will terminate as of the Closing.

5.18	Taxes.

(a)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, all Tax Returns relating to the Business or the Purchased Assets, including all property, activities, income, employees, sales, purchases, capital or gross receipts of Seller relating thereto, required to be filed by or on behalf of Seller on or prior to the Closing Date have been or will be filed in a timely manner, and all Taxes required to be shown on such Tax Returns (whether or not shown on any Tax Return) have been or will be paid in full, except to the extent being contested in good faith by appropriate proceedings. Except as would not reasonably be expected to have a Material Adverse Effect, all such Tax Returns were or will be correct and complete in all respects, and were or will be prepared in compliance with all applicable Laws and regulations.

(b)        Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, service provider, credit, member, stockholder or other third party in connection with the Business or the Purchased Assets.

(c)        Seller is not a party directly or indirectly to any Tax allocation or sharing agreement relating to the Business or the Purchased Assets.

5.19       Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

5.20       Sufficiency of Assets. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Purchased Assets, together with the assets identified in Sections 2.2(i), 2.2(l) and 2.2(m), and the rights of Buyer under the Transition Services Agreement, constitute all of the assets necessary for Buyer to conduct the Business in substantially the same manner as Seller conducted the Business prior to the Closing.

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5.21       Related-Party Agreements. As of the date of this Agreement, except as set forth on Schedule 5.21, Seller is not a party with any of its Affiliates to any material agreement, contract, commitment, transaction, or proposed transaction related to the Business. As of the date of this Agreement, except as set forth on Schedule 5.21, no material contract, agreement, or commitment included in the Purchased Assets has, as a counterparty thereto, an Affiliate of Seller.

5.22       Financial Hedges. Except in accordance with the hedging practices as described in Schedule 5.22, Seller is not currently a party to any financial hedges, futures contracts, options contracts, or other derivatives transactions in respect of Seller’s gas supply portfolios for the Business. Schedule 5.22(a), to be attached to this Agreement fifteen (15) days prior to the Closing, will set forth a list of all financial hedges, future contracts, options or other derivative transactions in respect of Seller’s gas supply portfolio for the Business to which Seller is a party as of the date thereof.

5.23       No Other Representations and Warranties. Except for the representations and warranties of Seller contained in this Agreement, the Asset Purchase Agreement, the Merger Agreement, or any of the exhibits, schedules or other documents attached hereto or delivered pursuant to any of the foregoing, Seller is not making and has not made, and no other Person is making or has made on behalf of Seller, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any representations and warranties on behalf of Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in, or qualified by any matter set forth in, Schedule 6.3, Buyer represents and warrants to Seller as follows:

6.1          Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of South Dakota and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2          Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to, and it has taken all corporate action necessary to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

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6.3          Consents and Approvals; No Violation. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not:

(a)	conflict with or result in any breach of Buyer’s Governing Documents;

(b)        result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Closing be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement;

(c)        violate any Law or Order applicable to Buyer, any of its Affiliates, or any of their respective assets, except for violations that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement or the Asset Purchase Agreement;

(d)        require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Buyer Required Regulatory Approvals, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement; and

(e)        as of the date of this Agreement, Buyer does not know of any facts or circumstances relating to Buyer or any of its Subsidiaries that, in Buyer’s reasonable judgment, would be reasonably likely to prevent or materially delay the receipt of the Buyer Required Regulatory Approvals.

6.4          Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer.

6.5	Financing.

(a)        At the Closing, Buyer will have sufficient funds available to pay the aggregate amount of consideration payable to Seller, or at Parent’s direction, to Merger Sub or the Exchange Agent, pursuant to this Agreement and the Asset Purchase Agreement (the “Buyer Financing”).

(b)        Buyer has delivered to Seller and Parent true and complete copies of all commitment letters (as the same may be amended or replaced, the “Buyer Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided to Buyer the Buyer Financing. As of

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the date of this Agreement, (i) none of the Buyer Financing Commitments has been amended or modified, (ii) the commitments contained in the Buyer Financing Commitments have not been withdrawn or rescinded in any material respect, (iii) the Buyer Financing Commitments are in full force and effect, and (iv) there are no conditions precedent or other contingencies related to the funding of the full amount of Buyer Financing other than as set forth in the Buyer Financing Commitments. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Buyer Financing Commitments. As of the date of this Agreement, Buyer has no reason to believe that it or any of its Subsidiaries will not be able to satisfy on a timely basis any term or condition contained in the Buyer Financing Commitments or that the full amount of the Buyer Financing Commitments will not be available to Buyer as of the closing of the transactions contemplated by this Agreement and the Asset Purchase Agreement. Buyer has fully paid any and all commitment fees that have been incurred and are due and payable as of the date hereof in connection with the Buyer Financing Commitments.

(c)        As of the date of this Agreement, Buyer has no reason to believe that it or any of its Subsidiaries will not be able to satisfy on a timely basis any term or condition contained in this Agreement or the Asset Purchase Agreement, or that the full amount of the consideration payable by Buyer to Seller, or to Merger Sub or the Exchange Agent as directed by Parent, pursuant to this Agreement or the Asset Purchase Agreement, will not be available to Buyer as of the closing of the transactions contemplated by this Agreement or the Asset Purchase Agreement.

6.6          No Other Agreements. This Agreement, the Merger Agreement, the Asset Purchase Agreement, the letter of intent dated November 21, 2006 between Buyer and Parent, and the Transition Services Agreement are the sole agreements and arrangements between or among Buyer and Parent and their respective Affiliates with respect to the transactions contemplated herein and therein.

6.7          No Other Representations and Warranties. Except for the representations and warranties of Buyer contained in this Agreement, the Asset Purchase Agreement, the Merger Agreement, or any of the exhibits, schedules or other documents attached hereto or delivered pursuant to any of the foregoing, Buyer is not making and has not made, and no other Person is making or has made on behalf of Buyer, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any representations and warranties on behalf of Buyer.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Buyer and Seller that:

7.1          Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

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7.2          Authority Relative to this Agreement. Except as set forth on Schedule 7.2, Parent and Merger Sub each have the requisite corporate or similar power and authority to, and each of them have taken all corporate or similar action necessary to, execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, respectively, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent of its obligations under this Agreement.

7.3          Consents and Approvals; No Violation. Except as set forth in Schedule 7.3, the execution and delivery of this Agreement by Parent and Merger Sub, and the performance by Parent or Merger Sub of their respective obligations hereunder, do not:

(a)        conflict with or result in any breach of Parent’s or Merger Sub’s Governing Documents;

(b)        result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Parent, Merger Sub or any of their respective Affiliates is a party or by which Parent, Merger Sub or any of their respective Affiliates, business or assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Closing be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Asset Purchase Agreement or the Merger Agreement;

(c)        violate any Law or Order applicable to Parent, Merger Sub, any of their respective Affiliates, except for violations that, individually or in the aggregate, would not be reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated in this Agreement, the Asset Purchase Agreement or the Merger Agreement;

(d)        require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Asset Purchase Agreement or the Merger Agreement, or (iii) any requirements which become applicable to Parent or Merger Sub as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and

(e)        as of the date of this Agreement, Parent does not know of any facts or circumstances relating to Parent or any of its Subsidiaries that, in Parent’s reasonable judgment,

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would be reasonably likely to prevent or materially delay the receipt of the Material Parent Regulatory Consents (as defined in the Merger Agreement).

7.4          Merger Agreement. Parent has delivered to Buyer a true and complete copy of the Merger Agreement. As of the date of this Agreement, (a) the Merger Agreement has not been amended or modified, (b) the Merger Agreement is in full force and effect, and (c) there are no conditions precedent or other contingencies related to the obligations of the Parties under the Merger Agreement other than as set forth in the Merger Agreement. As of the date of this Agreement, Parent has no reason to believe that it or any of its Subsidiaries will not be able to satisfy on a timely basis any term or condition contained in the Merger Agreement.

7.5          No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, the Asset Purchase Agreement, the Merger Agreement, or any of the exhibits, schedules or other documents attached hereto or delivered pursuant to any of the foregoing, neither Parent nor Merger Sub is making and neither has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any representations and warranties on behalf of Parent or Merger Sub.

7.6          Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller or Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Parent or Merger Sub.

7.7          No Other Agreements. This Agreement, the Merger Agreement, the Asset Purchase Agreement, the letter of intent dated November 21, 2006 between Parent and Buyer, and the Transition Services Agreement, are the sole agreements and arrangements between or among Parent and Buyer and their Affiliates with respect to the transactions contemplated herein and therein.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1	Conduct of Business.

(a)        Except as contemplated in this Agreement, required by any Business Agreement, Law, or Order, or otherwise described in Schedule 8.1, during the period from the date of this Agreement to the Closing Date, Seller will operate the Purchased Assets and the Business in the ordinary course and in all material respects consistent with Good Utility Practice and will use reasonable best efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, Governmental Entities, and others having business dealings with the Business. Without limiting the generality of the foregoing, except as required by applicable Law, or Order, or as otherwise described in Schedule 8.1, prior to the Closing Date, without the prior written consent of Buyer and Parent, which will not be unreasonably withheld, delayed or conditioned, Seller will not:

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(i)           create, incur or assume any Non-Permitted Encumbrance upon the Purchased Assets, except for any such Encumbrance that will be released at or prior to the Closing;

(ii)          make any material change in the level of inventories customarily maintained by Seller with respect to the Business, other than in the ordinary course of business or consistent with Good Utility Practice;

(iii)         other than any such sales, leases, transfers, or dispositions involving any Purchased Assets involving less than $350,000 on an individual basis, or $1,750,000 in the aggregate, sell, lease, transfer, or otherwise dispose of any of the Purchased Assets, other than (A) in the ordinary course of business, or (B) consistent with Good Utility Practice;

(iv)         make or commit to any capital expenditures relating to the Business or the Purchased Assets in excess of the amount reflected for such expenditures in the Capital Expenditure Budget for the year in which those capital expenditures are made, or up to 10% in excess of such amount if necessary as a result of increases in the costs of labor, commodities materials, services, supplies, equipment or parts after the date hereof, except for capital expenditures (A) required under any Business Agreement to which Seller or any of its Subsidiaries is a party as of the date of this Agreement, a copy of which has been made available to Buyer; (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) necessary to provide or maintain safe and adequate natural gas service or electric service, as applicable, to the utility customers of the Business; provided that, Seller shall, if reasonably possible, consult with Buyer prior to making or agreeing to make any such expenditure; and (C) other capital expenditures relating to the Business or the Purchased Assets of up to $350,000 individually or $1,750,000 in the aggregate for each twelve (12) month budget cycle;

(v)          spend in excess of $1,000,000 individually or in the aggregate to acquire any business that would be included in the Business or the Purchased Assets, whether by merger, consolidation, purchase of property or otherwise (valuing any non-cash consideration at its fair market value as of the date of the execution of a binding agreement for the acquisition);

(vi)         other than (A) in the ordinary course of business, (B) upon terms not materially adverse to the Business, the Purchased Assets, the Colorado Business and the Colorado Assets, taken together, or (C) as otherwise permitted under this Section 8.1(a), (1) enter into, amend, extend, renew, modify or breach in any material respect, terminate or allow to lapse (other than in accordance with its terms), any material Business Agreement, or any contract that would have been a material Business Agreement if in effect prior to the date hereof;

(vii)       grant severance or termination pay to any Business Employee or former employee of the Business that would be the responsibility of Buyer;

(viii)      terminate, establish, adopt, enter into, make any new, or accelerate any existing benefits under, amend or otherwise modify, or grant any rights to severance, termination or retention benefits under, any Benefit Plans (including amendments or

1-LA/917645.9	43

modifications to any medical or life insurance benefits provided by Seller or Seller’s adoption or grant of any new medical or life insurance benefits to any currently retired or former employees of the Business), or increase the salary, wage, bonus or other compensation of any Business Employees who will become Transferred Employees, except for (A) grants of equity or equity based awards in the ordinary course of business, (B) increases in salary or grants of annual bonuses in the ordinary course of business in connection with normal periodic performance reviews (including promotions) and the provision of individual compensation and benefits to new and existing directors, officers and employees of Seller consistent with past practice (which shall not provide for benefits or compensation payable solely as a result of the consummation of the transactions contemplated hereunder, in the Asset Purchase Agreement or the Merger Agreement), (C) actions necessary to satisfy existing contractual obligations under Benefit Plans existing as of the date of this Agreement, or (D) bonus payments, together with any such bonus payments permitted under the Partnership Interests Purchase Agreement and the Merger Agreement, not to exceed an aggregate of $500,000 to executives in Seller’s compensation bands E through G;

(ix)         negotiate the renewal or extension of any Collective Bargaining Agreement or enter into any new collective bargaining agreement, without providing Buyer with access to all information relating to such new collective bargaining agreement, or the renewal or extension of any such Collective Bargaining Agreement, and permitting Buyer to consult from time to time with Seller and its counsel on the progress thereof; provided that the negotiation of such renewal or extension will be conducted in a manner consistent with past practice, and Seller will not be obligated to follow any advice that may be provided by Buyer during any such consultation;

(x)          agree or consent to any material agreements or material modifications of material existing agreements or material courses of dealing with the FERC, the PUC or any other state public utility or service commission, in each case in respect of the operations of the Business or the Purchased Assets, except as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice;

(xi)         modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement relating to the Business or the Purchased Assets to which Seller or any of its Subsidiaries is a party (it being agreed and acknowledged that Seller may grant waivers under any such standstill agreement to allow a third party to submit an Acquisition Proposal (as defined in the Merger Agreement) for Seller to the extent that the Board of Directors of Seller determines in good faith (after consulting with outside legal counsel) that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law);

(xii)       fail to maintain insurance on the Purchased Assets with financially responsible insurance companies (or if applicable, self insure), insurance in such amounts and against such risks and losses as are consistent with Good Utility Practice and customary for companies of the size and financial condition of Seller that are engaged in businesses similar to the Business;

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(xiii)      enter into, amend in any material respect, make any material waivers under, or otherwise modify in any material respect any property Tax agreement, treaty, or settlement related to the Business;

(xiv)      enter into any line of business in the Territory or the State of Colorado other than the current Business; provided that the restrictions in this Section 8.1(a)(xiv) will not apply to activities that are not part of the current Business or are not related to the Purchased Assets, including Seller’s electric utility businesses in Kansas and Missouri;

(xv)        other than in the ordinary course of business, amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect or subject to termination any Permit material to the Business, the Purchased Assets, the Colorado Business and the Colorado Assets, taken as a whole, other than (A) as required by applicable Law, and (B) approvals by Governmental Entities of, or the entry with Governmental Entities into, compromises or settlements of litigation, actions, suits, claims, proceedings or investigations entered into in accordance with Section 8.1(a)(xvi);

(xvi)      enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation relating to the Business or the Purchased Assets (excluding tax controversies and tax closing agreements that relate to Taxes that are not Assumed Obligations under this Agreement) in which the damages or fines to be paid by Seller (and not reimbursed by insurance) are in excess of $5,000,000 individually or in the aggregate, or in which the non-monetary relief to be provided could reasonably be expected to materially restrict the prospective operation of the Business;

(xvii)     enter into any agreements that would limit or otherwise restrict in any material respect the Business or any successor thereto, or that, after the Closing, would limit or restrict in any material respect Buyer, the Business or any successor thereto, from engaging or competing in any line of business or product line or in any of the Territories (in each case other than limitations on franchises, certificates of convenience or necessity, or other rights granted under the same documents);

(xviii)    except as permitted under Section 7.2 and ARTICLE IX of the Merger Agreement, take any action that is intended or would reasonably be expected to result in any of the conditions to the obligations of any of the Parties to effect the transactions contemplated hereby not being satisfied;

(xix)      except for non-material filings in the ordinary course of business consistent with past practice, (A) implement any changes in Seller’s rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting, in any such case, as relates to the Business or execute any agreement with respect thereto (other than as otherwise permitted under this Agreement), without consulting with Buyer prior to implementing any such changes or executing any such agreement, and (B) agree to any settlement of any rate proceeding that would provide for a reduction in annual revenues or would establish a rate moratorium or phased-in rate increases (other than automatic cost pass-through rate adjustment clauses) for a duration of more than one (1) year (it being agreed and acknowledged that, notwithstanding anything to the contrary herein, rate matters relating to the Business shall be

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restricted between the date of this Agreement and the Closing solely to the extent set forth in this Section 8.1(a)(xix) and not by any other provision hereof);

(xx)        with respect to the Business, change, in any material respect, its accounting methods or practices (except in accordance with changes in GAAP), credit practices, collection policies, or investment, financial reporting, or inventory practices or policies or the manner in which the books and records of the Business are maintained;

(xxi)      hire any employee for the Business other than (A) persons who are hired by Seller to replace employees who have retired, been terminated, died, or become disabled, (B) persons who are hired by Seller in the ordinary course of business consistent with past practice, or (C) persons hired by Seller to perform Central or Shared Functions; or

(xxii)     agree or commit to take any action which would be a violation of the restrictions set forth in Sections 8.1(a)(i) through 8.1(a)(xxi).

(b)        Within fifteen (15) Business Days after the date hereof, a committee of three Persons comprised of one Person designated by Parent, one Person designated by Seller and one Person designated by Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the “Transition Committee”) will be established to examine transition issues relating to or arising in connection with the transactions contemplated hereby, except for issues to be examined by the Transition Services Committee pursuant to the Transition Services Agreement. From time to time, the Transition Committee will report its findings to the senior management of each of Parent, Seller and Buyer. The Transition Committee shall have no authority to bind or make agreements on behalf of the Parties or to issue instructions to or direct or exercise authority over the Parties. Seller shall provide to Buyer, at no cost, interim furnished office space, utilities, and telecommunications at mutually agreed locations as reasonably necessary to allow Buyer to conduct its transition efforts.

(c)        In the event that the Transition Committee, or Buyer and Parent, agree to engage a consultant to provide advice to the Transition Committee, or Parent and Buyer, respectively, in connection with transition issues relating to or arising in connection with the transactions contemplated hereby, (i) such engagement shall occur pursuant to a written agreement with such consultant that shall be subject to the prior written approval of each of Buyer and Parent, and (ii) all out-of-pocket costs incurred by Parent and Buyer pursuant to such consulting agreement will be split between Buyer and Parent, with each of Buyer and Parent bearing 50% of such costs.

8.2	Access to Information.

(a)        To the extent permitted by Law, between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets and those of its properties, contracts and records used principally in the Business or principally related to the Purchased Assets, to which Seller has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and

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conditions as may be imposed by such other Person); (ii) permit Buyer to make such reasonable inspections thereof (including but not limited to surveys thereof) as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; (iv)  grant Buyer access to such officers and employees of Seller as Buyer may reasonably request in connection with obtaining information regarding the Business or the Purchased Assets, including with respect to any environmental matters, regulatory matters and financial information; (v) furnish Buyer with copies of surveys, legal descriptions of real property and easements, contracts, leases and other documents with respect to the Purchased Assets in Seller’s possession and reasonable control; (vi) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Business filed by Seller, Limited Partner or the Companies with, or received by Seller, Limited Partner or the Companies from, any Governmental Entity; and (vii) furnish Buyer all information concerning the Business Employees or Covered Individuals as reasonably requested; provided, however, that (A) any such investigation will be conducted, and any such access to officers and employees of Seller will be exercised, in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B) Buyer will indemnify and hold harmless Seller from and against any Losses caused to Seller by any action of Buyer or Buyer’s Representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any of the Real Property to the condition substantially equivalent to the condition such Real Property was in prior to any investigation of environmental matters), (C) Seller will not be required to take any action which would constitute a waiver of the attorney-client privilege, and (D) Seller need not supply Buyer with any information which Seller is under a contractual or other legal obligation not to supply; provided, however, if Seller relies upon clauses (C) or (D) as a basis for withholding information from disclosure to Buyer, to the fullest extent possible without causing a waiver of the attorney-client privilege, or a violation of a contractual or legal obligation, as the case may be, Seller will provide Buyer with a description of the information withheld and the basis for withholding such information. Notwithstanding anything in this Section 8.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the Purchased Assets. Seller acknowledges and agrees that except for the information disclosed in Schedules 1.1-B, 3.1(a), 5.3(b), 5.5(a)-1, 5.5(a)-2, 5.5(b)-1, 5.5(b)-2, 5.8, 5.10(b), 5.10(c), 5.11, 5.14, 8.8(d)(ii)(D) and 8.8(d)(ii)-A to this Agreement, Buyer may include such information relating to the Business and the Purchased Assets as reasonably necessary in filings with the SEC, including in one or more registration statements filed by Buyer in connection with obtaining the Buyer Financing.

(b)        Unless and until the transactions contemplated hereby have been consummated, Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold in strict confidence and not use or disclose to any other Person all Confidential Information. “Confidential Information” means all information in any form heretofore or hereafter obtained from Seller in connection with Buyer’s evaluation of the Business or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation

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or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer, its Affiliates, or Buyer’s Representatives. Notwithstanding the foregoing, Buyer may disclose Confidential Information to the extent that such information is required to be disclosed by Buyer by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules. In the event that Buyer believes any such disclosure is required, Buyer will give Seller notice thereof as promptly as possible and will cooperate with Seller in seeking any protective orders or other relief as Seller may determine to be necessary or desirable. In no event will Buyer make or permit to be made any disclosure of Confidential Information other than to the extent Buyer’s legal counsel has advised in writing is required by Law, and Buyer will use its reasonable best efforts to assure that any Confidential Information so disclosed is protected from further disclosure to the maximum extent permitted by Law. If the transactions contemplated hereby are not consummated, Buyer will promptly upon Seller’s request, destroy or return to Seller all copies of any Confidential Information, including any materials prepared by Buyer or Buyer’s Representatives incorporating or reflecting Confidential Information, and an officer of Buyer shall certify in writing compliance by Buyer with the foregoing. Seller acknowledges and agrees that this Agreement (other than the information disclosed in Schedules 1.1-B, 3.1(a), 5.3(b), 5.5(a)-1, 5.5(a)-2, 5.5(b)-1, 5.5(b)-2, 5.8, 5.10(b), 5.10(c), 5.11, 5.14, 8.8(d)(ii)(D) and 8.8(d)(ii)-A to this Agreement) shall not be considered Confidential Information for purposes of this Section 8.2(b).

(c)        Seller agrees that for the two-year period immediately following the Closing Date, Seller will, and will cause its Affiliates and Seller’s Representatives to, hold in strict confidence and not disclose to any other Person all Confidential Business Information. “Confidential Business Information” means all commercially sensitive information in any form heretofore or hereafter obtained by Seller to the extent relating to the Business or the Purchased Assets, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement. Notwithstanding the foregoing, Seller may disclose Confidential Business Information to the extent that such information is required to be disclosed under contracts existing as of the Closing Date, by Law, or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules or Required Regulatory Approvals. In the event that Seller believes any such disclosure is required by Law or in connection with any proceeding by or before a Governmental Entity, Seller will give Buyer notice thereof as promptly as possible and will cooperate with Buyer in seeking any protective orders or other relief as Buyer may determine to be necessary or desirable. In no event will Seller make or permit to be made any disclosure of Confidential Business Information other than to the extent Seller determines in good faith to be required pursuant to SEC rules, or rules governing required disclosure in other regulatory proceedings, or its legal counsel has advised is required to comply with the terms of a contract existing as of the Closing Date or required by Law, or is required in connection with any proceeding by or before a Governmental Entity, and Seller will use its reasonable best efforts to assure that any Confidential Business Information so disclosed is protected from further disclosure.

(d)        The provisions of Section 8.2(b) supersede the provisions of the Confidentiality Agreement relating to Proprietary Information (as defined therein), and will survive for a period of two (2) years following the earlier of the Closing or the termination of this

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Agreement, except that if the Closing occurs, the provisions of Section 8.2(b) will expire with respect to any information principally related to the Purchased Assets and the Business.

(e)        For a period of seven (7) years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all Transferred Employee Records, in the possession of the other Parties or the Companies to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access will be afforded by the Person in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to, and Seller will not be required to cause the Companies to, take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply any other Party with any information which such Party is under a contractual or other legal obligation not to supply. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.2(e) and will reimburse the other Party for any costs or expenses incurred by such other Party in connection with complying with such request. If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such Party will, prior to such disposition, give the other Parties and the Companies, as applicable, a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

8.3          Expenses. Except to the extent specifically provided herein, in the Merger Agreement or in the Asset Purchase Agreement, and irrespective of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses.

8.4	Further Assurances; Regulatory Filings; Consents and Approvals.

(a)        Subject to the terms and conditions of this Agreement, each of the Parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, by the Merger Agreement and by the Asset Purchase Agreement as promptly as practicable after the date of this Agreement, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder, under the Merger Agreement and the Asset Purchase Agreement. Except for actions permitted under Section 7.2 and ARTICLE IX of the Merger Agreement, neither Buyer nor Seller will take or permit any of its Subsidiaries to take any action that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated hereby.

(b)        Seller, Parent and Buyer will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any

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notifications required to be filed by it under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their reasonable best efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(c)        Without limiting the foregoing, the Parties will cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), (ii) obtain the consents, approvals and authorizations necessary to transfer to Buyer all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, in each case, effective as of the Closing, (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), including by taking all structural corporate actions necessary to consummate the transactions contemplated hereby in a timely manner, provided, however, no Party will be required to take any action that would result in a Regulatory Material Adverse Effect, and (iv) obtain all consents, approvals, releases and authorizations of all other Persons to the extent necessary or appropriate to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, Business Agreement, Easement, or other instrument to which Seller or Buyer is a party or by which either of them is bound. Buyer and Seller will each have the right to review in advance all characterizations of the information related to it or the transactions contemplated hereby which appear in any filing made by the other in connection with the transactions contemplated by this Agreement. Buyer will be solely responsible for payment of all filing fees required in connection with any Required Regulatory Approvals or such other applications, notices, petitions and filings made with any Governmental Entity.

(d)        To the extent permitted by Law, Buyer and Seller will have the right to review in advance, and each will consult the other on, the form, substance and content of any filing to be made by Buyer or Seller or any of their respective Subsidiaries with, or any other written materials submitted by any of them to, any third party or any Governmental Entity (other than the SEC) in connection with the transactions contemplated by this Agreement, the Merger and the Asset Purchase Agreement. To the extent permitted by Law, each of Buyer and Seller will (i) provide the other with copies of all correspondence between it or any of its Subsidiaries (or its or their Representatives) and any Governmental Entity (other than the SEC) relating to the transactions contemplated by this Agreement, the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement, (ii) consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any such filings, and (iii) inform the other Party in advance of any communication, meeting, or other contact which such Party proposes or intends to make with respect to such filings, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing and to use

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reasonable best efforts to ensure that all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement will include representatives of Buyer and Seller; provided that nothing in the foregoing will apply to or restrict communications or other actions by Seller with or with regard to Governmental Entities in connection with the Purchased Assets or the Business in the ordinary course of business. To the extent permitted by Law, Buyer, Seller and Parent each agree to (1) provide one another with copies of any registration statements filed with the SEC, in the case of Buyer, in connection with obtaining financing, or by Seller and Parent in connection with the transactions contemplated under the Merger Agreement, (2) provide the other Parties the opportunity to review in advance and consult with one another as to the content of such registration statements regarding such Parties and, (3) provide the other Parties with copies of all correspondence between it or any of its Subsidiaries (or its or their respective Representatives) and the SEC with respect to such registration statements regarding such Parties.

(e)        Nothing in this Section 8.4(e) will require, or be construed to require, (i) Seller to take or refrain from taking, or to cause any of its Subsidiaries to take or refrain from taking, any action or to engage in any conduct, or to agree or consent to Seller or any of its Subsidiaries taking any action or engaging in any conduct, or agreeing to any restriction, condition or conduct, with respect to any of the businesses, assets or operations of Seller or any of its Subsidiaries, if this action, restriction, condition or conduct would take effect prior to the Closing or is not conditioned on the Closing occurring, or (ii) Buyer to take or refrain from taking, or to cause any of its Subsidiaries to take or refrain from taking, any action or to engage in any conduct, or to agree or consent to Seller or any of its Subsidiaries taking any action, or agreeing to any restriction, condition or conduct, with respect to any of the businesses, assets or operations of Seller or any of its Subsidiaries, if the cumulative impact of these actions, restrictions, conditions and conduct would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities (contingent or otherwise) business or results of operations of the Business and the Purchased Assets, together with the Natural Gas Businesses and the Natural Gas Assets, taken as a whole (a “Regulatory Material Adverse Effect”), it being understood that, for purposes of determining whether a Regulatory Material Adverse Effect would reasonably be expected to occur both the positive and negative effects of any actions, conduct, restrictions and conditions, including any sale, divestiture, licensing, lease, disposition or change or proposed change in rates, will be taken into account. Notwithstanding the foregoing, Seller shall not take, consent to or agree to take any action with respect to the Business or the Purchased Assets that would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of the Post-Sale Company (as defined in the Merger Agreement) and its Subsidiaries, without Parent’s written consent.

(f)         Seller and Buyer will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax Law.

(g)        Each of Buyer, Seller and Parent will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, the Merger

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Agreement and the Asset Purchase Agreement. Without limiting the foregoing, each of Buyer, Seller and Parent will promptly furnish the other with copies of any notice or other communication received by it or its Subsidiaries from any Person with respect to the transactions contemplated by this Agreement, the Merger Agreement or the Asset Purchase Agreement regarding (i) the occurrence or existence of (A) the breach in any material respect of a representation, warranty or covenant made by the other in this Agreement, or (B) any fact, circumstance or event that has had, or individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and (iii) (A) the commencement or, to a Party’s knowledge, threatened commencement of any material Claims against such Party, (B) the commencement of any material internal investigations or the receipt of any material and reasonably credible whistleblower complaints relating to a Party or any of its Subsidiaries, or (C) the entry of any material Order relating to a Party.

(h)        Seller agrees that none of the information supplied or to be supplied by Seller or its Subsidiaries in writing specifically for Buyer’s use in preparing, or incorporation by reference, in any registration statement to be filed by Buyer in connection with obtaining Buyer’s financing will, at the time such registration statement is filed with the SEC, is amended or supplemented, or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading.

(i)         Buyer agrees that none of the information supplied or to be supplied by Buyer or its Subsidiaries in writing specifically for Seller’s and Parent’s use in preparing, or incorporation by reference, in any registration statement to be filed by Seller and Parent in connection with the transactions contemplated by the Merger Agreement will, at the time such registration statement is filed with the SEC, is amended or supplemented, or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading.

(j)         Each of Seller, Parent and Buyer will, and will cause its Subsidiaries, including in the case of Parent, Seller’s successor, to cooperate with the others and use reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable on its part to enable Buyer, Parent, Seller and Seller’s successor to perform their respective obligations under the Transition Services Agreement, including participation in the Transition Services Committee to be established pursuant to the Transition Services Agreement, and implementation of the Transition Plan in accordance therewith.

8.5	Procedures with Respect to Certain Agreements and Other Assets.

(a)        Seller has easements, real property license agreements (including railroad crossing rights), rights-of-way, and leases for rights-of-way, which relate solely to the Business and Purchased Assets (the “Easements”). At the Closing, Seller will convey and assign to the Companies, as applicable, subject to the obtaining of any necessary consents, (i) by the

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Assignment of Easements, all Easements, and (ii) to the extent practicable, by separate, recordable Assignment of Easement as to all Easements in each separate County. Buyer and Seller agree that if Buyer and Seller determine any of Seller’s operations other than those of the Business “share” Easements with Seller’s Electric Business or Gas Business operations, Buyer and Seller will take all actions reasonably necessary (such as executing sub-easements or other documents) to ensure Buyer is permitted to use the same on a non-exclusive basis, as presently used by Seller with respect to the Business.

(b)        To the extent that any of the Purchased Assets or Seller’s rights under any Business Agreement may not be assigned to the Companies, as applicable, without the consent of another Person which consent has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Seller will use its reasonable best efforts (without being required to make any payment to any third party or incur any economic burden, except as may be specifically required under any Business Agreement in connection with the grant of such consent) to obtain any such required consent as promptly as possible. Buyer agrees to cooperate with Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden (other than the assumption of Seller’s obligations under the applicable Business Agreement). Seller and Buyer agree that if any consent to an assignment of a Purchased Asset, including any Business Agreement is not obtained or if any attempted assignment would be ineffective or would impair the respective Company’s rights to such Purchased Assets or such rights and obligations under the Business Agreement in question so that the applicable Company would not acquire the benefit of all such rights and obligations, at the Closing the Parties will, to the maximum extent permitted by Law and such Business Agreement, enter into such arrangements with each other as are reasonably necessary to effect the transfer or assignment of such Purchased Asset or to provide the Company with the benefits and obligations of such Business Agreement from and after the Closing.

(c)        To the extent that any Business Agreement consisting of a futures contract, options contract, or other derivatives transaction (but not including contracts for physical delivery) (each, a “Financial Hedge”) is not assignable due to the rules and regulations of the Commodities Futures Trading Commission, the New York Mercantile Exchange or other futures or options exchange on which the Financial Hedge was entered into, or the relevant clearinghouse, Buyer and Seller agree that the Financial Hedge will be liquidated at or promptly after the Closing. Liquidation proceeds will be paid as follows: (i) in the event Seller’s aggregate mark-to-market value of the Financial Hedges is positive, Seller will pay Buyer the mark-to-market value of the Financial Hedges; or (ii) in the event Seller’s aggregate mark-to-market value of the Financial Hedges is negative, Buyer will pay Seller the mark-to-market value of the Financial Hedges. On or before the Closing, the Parties will agree on a specific procedure to liquidate the non-assignable Financial Hedges, and any payment due as a result of such liquidation under this Section 8.5(c) will be made at or promptly after the Closing. Seller will calculate the mark-to-market value of the Financial Hedges in accordance with its usual and customary practice.

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(d)        Buyer and Parent agree that the agreements, if any, described on Schedule 8.5(d) (the “Shared Agreements”), which will be attached to this Agreement prior to July 1, 2007 by the mutual agreement of Buyer and Parent, will be governed by this Section 8.5(d) and will not be Business Agreements for purposes of this Agreement. Seller’s rights and obligations under the Shared Agreements, to the extent such rights and obligations relate to the Business, are described on Schedule 8.5(d), and are referred to herein as the “Allocated Rights and Obligations.” Unless Parent elects for Seller or its successor to enter into Other Arrangements, Seller shall, or Parent shall cause Seller’s successor to, cooperate with Buyer and the Companies and use their reasonable best efforts to enter into agreements (effective from and after the Closing Date) with the other party or parties to each Shared Agreement providing for (i) assignment to and assumption by the Companies, effective from and after the Closing, of the Allocated Rights and Obligations, and (ii) retention by Seller or its successor of all rights and obligations of Seller under the Shared Agreements other than the Allocated Rights and Obligations (such agreements set forth in (i) and (ii) being referred to as “Substitute Arrangements”); provided, that neither Seller or its successor nor the Companies will be obligated to enter into or agree to any such Substitute Arrangements unless such Substitute Arrangements have the effect of transferring to the Companies the Allocated Rights and Obligations (and reserving to Seller or its successor the rights and obligations which are not Allocated Rights and Obligations) on a fair and equitable basis, as determined in the reasonable discretion of Parent and Buyer. In connection with the foregoing, Parent and Seller will, Parent will cause Seller’s successor to, and Buyer will cause the Companies to, as reasonably requested, to submit such financial or other information concerning themselves or Seller, and to execute such assumption agreements or similar documents reasonably requested by a third party; provided that no Party will be, and Seller’s successor will not be, required to make any payment to any third party or to incur any economic burden (other than the assumption of the Allocated Rights and Obligations by the Companies, and the retention of the other rights and obligations under the Shared Agreements by Seller, or its successor). In the event that (x) Seller or its successor and the applicable Company are unable to enter into Substitute Arrangements with respect to a Shared Agreement in accordance with the foregoing, or (y) Seller notifies Buyer that it elects not to pursue Substitute Arrangements with respect to such Shared Agreement, then in either case at or promptly after the Closing such applicable Company and Seller, or Parent will cause Seller’s successor to, to the maximum extent permitted by Law and such Shared Agreement, will enter into such arrangements with each other as are necessary to provide such Company with the benefits and obligations of the Allocated Rights and Obligations under such Shared Agreement, with Seller or its successor retaining the other benefits and obligations under such Shared Agreements from and after the Closing (the “Other Arrangements”).

(e)        Seller from time to time provides collateral or other security to certain other Persons in connection with certain Business Agreements, Financial Hedges and Shared Agreements. Seller and Buyer agree to use their reasonable best efforts to cause such collateral or other security to be returned to Seller (including in the case of a letter of credit a return of the letter of credit to Seller), or released (in the case of other credit support previously provided by Seller) at or promptly after the Closing. In the event that such collateral or other security is not returned to Seller or otherwise released at or promptly after the Closing, Buyer will (i) pay to Seller, or its successor, an amount equal to any cash collateral posted by Seller; and (ii) in the case of a letter of credit provided in connection with a Business Agreement, replace such letter of credit as soon as practicable, or if such letter of credit is provided in connection with a Shared

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Agreement, provide to Seller, or its successor, a back-up letter of credit in the same amount and for a period expiring no earlier than ten (10) days following the expiration of the letter of credit previously provided by Seller. The provisions of this Section 8.5(e) will apply to collateral or other security provided in connection with Shared Agreements to the extent such collateral or other security is related to the Allocated Rights and Obligations under such Shared Agreements.

(f)        In the event that any approval for the transfer of any of the Purchased Assets to the Companies, is required from the Federal Communications Commission or any Franchise authority, and such approval is necessary to obtain in order to avoid violation of any Law, but is not a Required Regulatory Approval, the Parties agree that if such approval is not obtained prior to the Closing:

(i)           they will each continue to use, and Parent and Seller will, and Parent will cause Seller’s successor to use, reasonable best efforts to obtain, and with respect to Parent, to cause Seller’s successor to obtain, such approvals as promptly as possible;

(ii)          any of the Purchased Assets, the transfer of which to the Companies, in the absence of such an approval would cause or lead to a violation of any Law (the “Contingent Purchased Assets”), shall not be transferred to the Companies at the Closing, but Seller will, or Parent will cause Seller’s successor to, transfer such assets immediately upon receipt of the requisite approvals, with the time between the Closing and the receipt of such approval being referred to as the “Interim Period”;

(iii)         during the Interim Period, Seller or its successor shall continue to have all title, rights, and obligations in the Contingent Purchased Assets to the extent necessary to avoid any violation of Law; and

(iv)         Buyer will, and Seller will, or Parent will cause Seller’s successor to, enter into such arrangements with each other prior to Closing as are permissible under Law and reasonably necessary to provide Buyer with the benefits and obligations in respect of the Contingent Purchased Assets from and after the Closing, and otherwise on terms and conditions reasonably acceptable to Buyer and Seller or its successor.

(g)          Following the Closing, Buyer will cause the Companies and Seller will, or Parent will cause Seller’s successor to, promptly remit to the other any payments the Companies or Seller or its successor receives that are in satisfaction of any rights or assets belonging to the other.

(h)          With respect to the vehicles that are included in the Purchased Assets and that are subject to the Master Lease Agreement described in Schedule 5.8, Seller shall, upon written notice from Buyer, purchase such vehicles prior to the Closing and obtain the release of the liens on such vehicles as indicated in Schedule 5.8.

8.6          Public Statements. Each Party will consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except (i) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or any self-

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regulatory organization, and (ii) for any consultation that would not be reasonably practicable as a result of requirements of Law.

8.7	Tax Matters.

(a)        All transfer, documentary, stamp, registration, sales and use Taxes, including real property conveyance Taxes (“Transfer Taxes”), incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally between Seller or its successor, on the one hand, and Buyer, on the other hand. To the extent required by applicable Law, Seller shall, or Parent shall cause Seller’s successor to, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer shall join in the execution of any such Tax Returns or other documentation. Buyer shall remit to Seller, within 20 days after receipt of notice as to the amount of such Transfer Taxes that are payable on or after the Closing or have been paid, 50 percent of the total amount of such Transfer Taxes. In the event there is an additional assessment of such Transfer Taxes or an amount of such Transfer Taxes is refunded, (i) Buyer and Seller shall share equally the amount of any such additional assessment, with the Party that is not required to pay such Transfer Tax under applicable Law remitting to the other 50 percent of such additional assessment within 20 days after receiving notice of a final determination, and (ii) Buyer and Seller shall share equally the amount of any such refund, with the Party receiving such refund paying 50 percent of such refund to the other within 20 days after receiving such refund (or claiming an offset against Taxes relating to such refund).

(b)        Buyer will be responsible for the preparation and timely filing of, and will cause the Companies to, to the extent applicable, prepare and timely file, all Tax Returns associated with the Business, the Purchased Assets and the Business Employees for (i) in the case of property Taxes and payroll Taxes, all periods that begin before and end after the Closing Date (the “Straddle Period Taxes”), and (ii) in the case of all Taxes, all periods that begin after the Closing Date, and for the timely payment of all Taxes described in clauses (i) and (ii) of this Section 8.7(b).

(c)        Any Tax Return that reflects Transfer Taxes or that reflects Taxes to be prorated in accordance with Section 3.4 will be subject to the approval of the Party not preparing such return, which approval will not be unreasonably withheld or delayed. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return.

(d)        Buyer, Parent and Seller will, Buyer will cause the Companies to, and Parent will cause Seller’s successor to, provide one another with such assistance as may reasonably be requested by such other Persons in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes, and each of Buyer, Parent and Seller will, Buyer will cause the Companies to, and Parent will cause Seller’s successor to, retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 8.7(d) or pursuant to any other Section hereof providing for the sharing of information in connection with

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the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Persons referenced herein in accordance with Section 8.2(b).

8.8	Employees and Employee Benefits.

(a)        No later than twenty (20) Business Days prior to the Closing Date, Buyer will give Qualifying Offers of employment to commence with the applicable Company as of the Closing Date to each of the Business Employees, including any such employees who are on a leave of absence under the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act or other applicable Law, or authorized under Seller’s established leave policy, including short-term or long-term disability. For this purpose, a “Qualifying Offer” means employment at a level of base pay at least equal to the Business Employee’s base pay in effect immediately prior to the Closing Date, and with a primary work location no more than fifty (50) miles from the Business Employee’s primary work location immediately prior to the Closing Date; provided, however, that with respect to any Business Employee who is covered by a Collective Bargaining Agreement or Successor Collective Bargaining Agreement, the Qualifying Offer shall be on terms and conditions set forth in the Collective Bargaining Agreement, Successor Collective Bargaining Agreement or, if applicable, a new collective bargaining agreement negotiated by Buyer or the Companies covering such employee. Each Business Employee who becomes employed by either of the Companies pursuant to this Section 8.8(a) is referred to herein as a “Transferred Employee.” Each Transferred Employee who is covered by a Collective Bargaining Agreement or a Successor Collective Bargaining Agreement shall be referred to herein as a “CB Transferred Employee,” and each Transferred Employee who is not covered by a Collective Bargaining Agreement or a Successor Collective Bargaining Agreement shall be referred to herein as a “Non-CB Transferred Employee.”

(b)        All offers of employment made by Buyer with respect to employment by either of the Companies pursuant to Section 8.8(a) will be made in accordance with all applicable Laws, will be conditioned only on the occurrence of the Closing, and will remain open until the Closing Date. Any such offer which is accepted before it expires will thereafter be irrevocable, except for good cause. Following acceptance of such offers, Buyer will provide written notice thereof to Seller and Seller will, or Parent will cause Seller’s successor to, provide Buyer and the Companies with access to the Transferred Employee Records consistent with applicable Law. Buyer will, and will cause the Companies to, be responsible for all liabilities and obligations for and with respect to any Business Employees who do not become Transferred Employees including (i) pursuant to Exhibit 8.8(d)(ii)(C), (ii) due to retirement by such employee after the date hereof and prior to Closing, (iii) severance benefits which become payable to such Business Employee upon any termination of such Business Employee’s employment on or following the Closing Date, and (iv) the benefits described in Section 8.8(d)(ii)(D), but not including liabilities and obligations with respect to insured welfare benefits provided to such Business Employee for periods prior to the Closing Date. Without limiting the obligations of Buyer or the Companies hereunder, the employment of each Business Employee who does not become a Transferred Employee as of the Closing shall be terminated immediately following the Closing by Seller or the applicable Affiliate of Seller.

(c)        From and after the Closing Date, Buyer will cause the Companies to recognize the union locals that are the counterparties to Seller under the Collective Bargaining

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Agreements or any Successor Collective Bargaining Agreements entered into in compliance with Section 8.1(a) (the “Locals”) as the exclusive bargaining representatives of the bargaining units that include CB Transferred Employees. No later than twenty (20) Business Days prior to the Closing Date, Buyer will negotiate and reach agreement with each Local on the terms and conditions of a new collective bargaining agreement to be effective from and after the Closing Date with respect to the applicable bargaining unit represented by such Local (each such agreement being referred to as a “New CBA”). Should Buyer fail to successfully negotiate a New CBA with a Local at least twenty (20) Business Days prior to the Closing Date, then at the Closing, Seller will cause the Companies to assume the existing Collective Bargaining Agreement or, as applicable, Successor Collective Bargaining Agreement entered into in compliance with Section 8.1(a), to the extent applicable to the bargaining unit represented by such Local and to the extent consistent with applicable Law; provided that the Companies shall not assume any of the Benefit Plans (but may receive assets to be transferred from such plans pursuant to Exhibit 8.8(d)(ii)(C)), and Buyer will, or will cause the Companies to, instead provide benefits of the type and amount described in the existing Collective Bargaining Agreements or Successor Collective Bargaining Agreements entered into in compliance with Section 8.1(a), as applicable, through Buyer’s or the Company’s own benefit plans and arrangements. Buyer agrees that (i) upon request by Seller, Buyer will notify Seller of the status of negotiations with each Local, and (ii) no later than nineteen (19) Business Days prior to the Closing Date, Buyer will notify Seller whether a New CBA has been successfully negotiated with such Local.

(d)        The following will be applicable with respect to the Transferred Employees, Business Employees, Current Retirees, and Other Plan Participants as appropriate. For all purposes of this Section 8.8, determinations as to whether any individuals are “similarly situated” shall be made by Buyer in its reasonable discretion.

(i)           From and after the Closing, the Transferred Employees will accrue no additional benefits under any Benefit Plan or any other employee benefit plan, policy, program, or arrangement of Seller, Parent or their respective Affiliates.

(ii)          As of the Closing, with respect to the CB Transferred Employees, Buyer will, or will cause the Companies to, provide benefits of the type and amount described in the relevant collective bargaining agreements through Buyer’s or the Companies’ own benefit plans and arrangements. As of the Closing and extending through December 31 of the calendar year following the calendar year in which the Closing occurs, Buyer will cause the Non-CB Transferred Employees to be covered by Buyer or Company benefit plans that provide compensation and employee benefits (excluding (i) equity or equity based compensation, and (ii) change in control, severance or retention payments) that are no less favorable in the aggregate than provided to the Non-CB Transferred Employees immediately before the Closing; provided, that in determining the timing, amount and terms and conditions of equity compensation and other incentive awards to be granted to Non-CB Transferred Employees, Buyer will treat in a substantially similar manner Non-CB Transferred Employees and similarly situated other employees of Buyer (including by reason of job duties and years of service). The commitments under this Section 8.8(d)(ii) require the following with respect to the Non-CB Transferred Employees and, to the extent not addressed in the relevant collective bargaining agreement, the CB Transferred Employees:

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(A)         With respect to welfare benefit plans, Buyer agrees to waive or to cause the waiver of all restrictions, limitations or exclusionary periods as to pre-existing conditions, actively-at-work exclusions, waiting periods and proof of insurability requirements (to the extent allowable under Buyer’s welfare benefit plans and insurance policies) for the Transferred Employees to the same extent waived or satisfied under the corresponding Benefit Plans. With respect to the calendar year in which the Closing Date occurs, all eligible expenses incurred by any such employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible, co-insurance or out-of-pocket limit under any Seller Benefit Plan will be taken into account for purposes of satisfying any deductible, co-insurance or out-of-pocket limit under similar plans of Buyer or the Companies for such calendar year. As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Seller will, or Parent will cause Seller’s successor to, provide Buyer and the Companies with all relevant information necessary or reasonably requested by Buyer or the Companies for purposes of administering this provision, consistent with applicable Law.

(B)         With respect to service and seniority, Buyer and the Companies will recognize the service and seniority of each of the Transferred Employees recognized by Seller for all material purposes, including the determination of eligibility and vesting, the extent of service or seniority-related welfare benefits, and eligibility for and level of retiree health benefits, but in any event not for purposes of determining the accrual of pension benefits and levels of pension or other retirement income benefits.

(C)         The Parties will comply with the provisions set forth on Exhibit 8.8(d)(ii)(C).

(D)         Buyer will or will cause the Companies to assume all liabilities, obligations, and responsibilities with respect to providing post-retirement health and life insurance benefits arising under or pursuant to existing plans and agreements of Seller (“Post-Retirement Welfare Benefits”) to (i) the persons listed on Schedule 8.8(d)(ii)(D) and any Business Employee who retires between the date hereof and the Closing Date (such listed persons and such Business Employees, the “Current Retirees”), and their spouses and eligible dependents, and (ii) the Business Employees (together with the Current Retirees, the “Covered Individuals”) and their spouses and eligible dependents. From and after the Closing, Buyer will or will cause the Companies to continue to provide to the Covered Individuals Post-Retirement Welfare Benefits that, in material respects, are comparable to in the aggregate those Post-Retirement Welfare Benefits provided to such Covered Individuals immediately prior to the Closing Date, under cost-sharing structures that either are at least as favorable as the cost-sharing structures in effect for and available to the Covered Individuals immediately prior to the Closing Date (as adjusted for inflation); provided that if Buyer or any of the Companies reduces or eliminates any Post-Retirement Welfare Benefits provided to Covered Individuals from such benefits that are available to such individuals under the terms and conditions of the existing plans and agreements of Seller applicable to such individuals as in effect on the date hereof, any liabilities arising in connection with such reduction or elimination shall be deemed an Assumed Obligation and Buyer will or will cause the Companies to be responsible therefor.

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(E)          With respect to the Aquila, Inc. Retirement Investment Plan (the “Savings Plan”), Seller will vest Transferred Employees in their Savings Plan account balances as of the Closing Date. Buyer will take all actions necessary to establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code in which Transferred Employees are eligible to participate (x) to recognize the service that the Transferred Employees had in the Savings Plan for purposes of determining such Transferred Employees’ eligibility to participate, vesting, attainment of retirement dates, contribution levels, and, if applicable, eligibility for optional forms of benefit payments, and (y) to accept direct rollovers of Transferred Employees’ account balances in the Savings Plan, including transfers of loan balances and related promissory notes, provided that such loans would not be treated as taxable distributions at any time prior to such transfer.

(F)          Within sixty (60) days after the Closing Date, Seller will, or Parent will cause Seller’s successor to, transfer to a flexible spending plan maintained by the applicable Company, the Companies or Buyer any balances standing to the credit of Transferred Employees under Seller’s flexible spending plan as of the day immediately preceding the Closing Date, net of any negative balances in the applicable accounts at such time. As soon as practicable after the Closing Date, Seller will, or Parent will cause Seller’s successor to, provide to Buyer and the Companies a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with (x) their elections made prior to the Closing Date with respect to such account and (y) balances standing to their credit as of the day immediately preceding the Closing Date. As of the transfer described in the first sentence hereof, the flexible spending plan maintained by the Companies or Buyer shall assume the rights and obligations of Seller’s flexible spending plan with respect to the Transferred Employees for the remainder of the year in which such transfer occurs. For the avoidance of doubt, this paragraph shall not be construed to require a transfer with respect to any Transferred Employee of an amount in excess of such employee’s unreimbursed contributions to the flexible spending plan as of the date of transfer.

(iii)         With respect to severance benefits, Buyer will or will cause the Companies to provide to any Non-CB Transferred Employee who is terminated by Buyer or the Companies, as applicable (other than for cause), prior to the date which is one (1) year following the Closing Date, severance benefits comparable to those provided by Seller under Seller’s severance plans and policies (other than any plans or policies with respect to stock options or other types of equity compensation) in effect immediately prior to the Closing Date. Any employee who is provided severance benefits under this Section 8.8(d)(iii) may be required to execute a release of claims against Buyer, Seller and their respective Affiliates and successors, in such form as Buyer or the applicable Company, reasonably prescribes, as a condition for the receipt of such benefits.

(iv)         Parent will, or will cause Seller or its successor to, provide COBRA Continuation Coverage to any current and former Business Employees, or to any qualified beneficiaries of such Business Employees, who become or became entitled to COBRA Continuation Coverage on or before the Closing, including those for whom the Closing occurs during their COBRA election period. Buyer will and will cause the Companies to be responsible for extending and continuing to extend COBRA Continuation Coverage to all Transferred

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Employees (and their qualified beneficiaries) who incur a COBRA qualifying event and thus become entitled to such COBRA Continuation Coverage following the Closing.

(v)          Without limiting the obligations of the Parties under Sections 8.8(d)(ii)(C) and 8.8(d)(ii)(D), Seller or its Affiliates will pay or cause to be paid to all Transferred Employees, all compensation (including any accrued vacation carried over to the calendar year of the Closing from a previous calendar year), workers’ compensation or other employment benefits to which they are entitled or that have accrued under the terms of the applicable compensation or Seller Benefit Plans or programs with respect to employment or events occurring prior to the Closing Date; provided that if any of the CB Transferred Employees elect to retain or carryover accrued and unused vacation days rather than receive such payments, Seller or its Affiliates will pay or cause to be paid to Buyer an amount equal to the aggregate amount that would otherwise have been paid to such CB Transferred Employees with respect to such vacation days, and Buyer will honor all such accrued and unused vacation days of such CB Transferred Employees as of the Closing. Buyer will, or cause the Companies to, pay to each Transferred Employee all unpaid salary or other compensation or employment benefits (but not including any compensation attributable to stock options or other types of equity compensation granted by Seller) which accrue to such employee from and after the Closing Date, at such times as provided under the terms of the applicable compensation or benefit programs.

(vi)         Without limiting the obligations of the Parties under Sections 8.8(d)(ii)(C) and 8.8(d)(ii)(D), Business Employees who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act, the Uniformed Service Employment and Reemployment Rights Act or other applicable Law, or other authorized leave of absence under Seller’s established leave policy, including short-term or long-term disability, will be provided by Buyer with, or Buyer will cause the Companies to provide, benefits and compensation during such leave that is substantially similar to the benefits and compensation provided to such employees by Seller prior to the Closing Date, and Buyer will or will cause the Companies to treat such Business Employees as Transferred Employees on the date that they are able to return to work (provided that such return to work occurs within the authorized period of their leaves following the Closing Date) and are able to perform the essential functions of their jobs with or without reasonable accommodation. Seller shall provide Buyer with a list of such individuals as of the Closing Date with the scheduled dates for expiration of their leaves.

(vii)       Buyer will or will cause the Companies to assume Seller’s obligations as of the Closing Date to pay nonqualified deferred compensation to the applicable Business Employees and former Business Employees.

(e)        On or before the Closing Date, Seller shall provide Buyer a list of the names and sites of employment of any and all Business Employees who have experienced, or will experience, an employment loss or layoff as defined by WARN Act or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date. For a period of ninety (90) days after the Closing Date, Buyer shall not allow the Companies to engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of the Companies or either of them which, if aggregated with

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any such conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act or any similar applicable Law. Without limiting the foregoing, Buyer will be and will cause the Companies to be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification to Transferred Employees of any “employment loss” within the meaning of the WARN Act which occurs at or following the Closing Date.

(f)         From and after the Closing Date, with respect to worker’s compensation, Buyer shall or shall cause the Companies to assume, discharge, pay and be solely liable for all Losses in respect of any Claims pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury to any Business Employee regardless of when the incident or accident giving rise to such liability occurred or occurs. Buyer shall or shall cause the Companies to make all necessary arrangements to assume all such worker’s compensation claim files, whether opened or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities.

(g)        From and after the Closing Date, except to the extent any such Losses are covered under Seller’s or an Affiliates’ third party insurance plans or policies, reinsurance policies or arrangements, or trusts or other funding vehicles, Buyer shall or shall cause the Companies to assume, discharge, pay and be solely liable for health, accidental death and dismemberment, short term disability or life insurance coverage and any medical or dental benefits to the Business Employees and their eligible dependents.

(h)        Buyer agrees that from and after the Closing Date, if a Business Employee commences an action, suit or proceeding relating to an employment-related claim (but excluding, in any event the ERISA Case), any resulting Liability shall be the responsibility of the Companies. Parent shall reasonably cooperate with Buyer and the Companies in the defense of any such claim to the extent that the applicable actions or events transpired preceding the Closing Date.

(i)         For purposes of Sections 8.8(f), 8.8(g) and 8.8(h), the term “Business Employees” shall also include any individuals who (A) were employed principally for the Business at the time the incident or circumstances giving rise to such suit, claim, action, proceeding or Loss occurred, and (B) who are not employed by Seller either as of the date hereof or as of the Closing Date.

(j)         No provision in this Agreement shall modify or amend any other agreement, plan, program or document, including any of Buyer’s benefit plans or arrangements, unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program or document. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program or document, unless a provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce such other agreement, plan, program or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and such provision is construed to be such an amendment despite not being explicitly designated

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as an amendment in this Agreement, such provision shall lapse retroactively, thereby precluding it from having any amendatory effect. The provisions of this Section 8.8 are not, and will not be construed as being, for the benefit of any Person other than the Parties, and are not enforceable by any Persons (including Transferred Employees, Current Retirees, and Other Plan Participants) other than such Parties.

(k)        Following the Closing, if Buyer, either of the Companies or Seller or its successor identifies any individual that was incorrectly classified by Seller (including employees not listed in Schedule 1.1–B) with respect to whether such individual was a Business Employee, a former employee of the Business or a Current Retiree, as applicable, Buyer and Seller agree to, Buyer shall cause the Companies to and Parent shall cause Seller’s successor to, notify the other Party or the Companies, as applicable, and, acting in good faith, to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause such individual to be appropriately classified for purposes of this Agreement, and to allocate the liabilities and obligations related to such re-classified individual in accordance with the terms hereof.

8.9	Eminent Domain; Casualty Loss.

(a)        If, before the Closing Date, any of the Purchased Assets are taken by eminent domain or condemnation, or are the subject of a pending or (to Seller’s Knowledge) contemplated taking which has not been consummated, Seller will (i) notify Buyer promptly in writing of such fact, and (ii) at the Closing assign, or Seller shall, or Parent shall cause Seller’s successor to, assign to the Companies all of Seller’s right, title, and interest in and to any proceeds or payments received, or to be received, in compensation for such taking.

(b)        If, before the Closing Date, all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Seller will notify Buyer promptly in writing of such fact and, at the Closing assign to the Companies, or Seller shall, or Parent shall cause Seller’s successor to, assign to the Companies all of Seller’s right, title, and interest in and to any insurance recoveries received, or to be received, in compensation for such damage or destruction less any such amounts received, or to be received, to reimburse Seller for expenditures incurred by Seller to repair or replace such Purchased Assets.

(c)        Seller and Buyer will use their reasonable best efforts (without being required to make payment to any third party or to incur any economic burden) to obtain from each holder of any Preferential Purchase Right a written waiver of such Preferential Purchase Right if required with respect to the transactions contemplated by this Agreement (an “Applicable Preferential Purchase Right”). If the Parties cannot obtain a waiver of an Applicable Preferential Purchase Right, the Parties will cooperate, using reasonable best efforts, to provide for compliance with the terms of such Applicable Preferential Purchase Right. In the event that any Purchased Asset remains subject to such Applicable Preferential Purchase Right as of the Closing, in lieu of any adjustment to the Purchase Price Seller will, or Parent will cause Seller’s successor to, at the Closing assign to the applicable Company, as a Purchased Asset, all of Seller’s right, title, and interest in and to all rights of Seller with respect to such Applicable Preferential Purchase Right, including proceeds received or to be received in respect to such Applicable Preferential Purchase Right, and will assign to the applicable Company and Buyer

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shall cause such Company to assume, as Assumed Obligations, all obligations of Seller with respect to such Applicable Preferential Purchase Right. If any third party holding a Preferential Purchase Right exercises such right prior to the Closing, Seller shall promptly give Buyer written notice of such exercise. Buyer and Seller hereby expressly acknowledge and agree that nothing in this Agreement constitutes an offer or agreement to sell, transfer, dispose of, purchase, assume, or acquire any asset subject to a Preferential Purchase Right except upon the Closing following the satisfaction of all conditions to Closing specified in this Agreement. Neither this Agreement nor anything herein or in connection herewith shall be deemed to obligate Seller to sell, transfer, assign or otherwise dispose of any Purchased Asset or Assumed Obligation, to Buyer or any other Person, except upon the Closing following the satisfaction or waiver of all conditions to Closing specified in this Agreement.

(d)        A condemnation or taking of, casualty or exercise of a Preferential Purchase Right set forth in Schedule 5.8 with respect to, any Purchased Asset, and any effects thereof (including any resulting termination of any Franchise or other agreement principally related to such Purchased Asset), may be taken into account in determining whether a Material Adverse Effect has occurred; provided that to the extent either of the Companies is assigned the rights, title and interest to any payments or proceeds received by Seller with respect to any such condemnation or taking, casualty or exercise of a Preferential Purchase Right, such payments or proceeds may be considered in determining whether any Material Adverse Effect has occurred; provided further that assignment of such proceeds or payments to such Company shall not necessarily mean a Material Adverse Effect did not occur.

8.10       Transitional Use of Signage and Other Materials Incorporating Seller’s Name or other Logos. Parent acknowledges that it will have no ongoing claim or rights in or to the Seller Marks. Within one hundred eighty (180) days following the Closing Date, Parent will remove or cause the removal of the Seller Marks from all signage or other items relating to or used in connection with the Excluded Assets and, thereafter, Parent will not use or permit the use of any Seller Marks.

8.11       Litigation Support. In the event and for so long as any of the Companies, Buyer, Parent or Seller or its successor is actively contesting or defending against any third-party Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Buyer, Parent and Seller will, Seller will cause the Companies to and Parent will cause Seller’s successor to, cooperate with the contesting or defending Person and its counsel in the contest or defense, make reasonably available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Person.

8.12	Audit Assistance.

(a)        If, (i) during or for the period beginning on the date hereof and ending on the Closing Date, Buyer is, in connection with any annual or quarterly report filed with the SEC, required by the SEC to file audited or reviewed financial statements of the Business in respect of any period occurring prior the Closing Date, or (ii) during or for the period beginning on the date

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hereof and ending on the last day of the calendar year of the Closing, Buyer is, in connection with a registration statement or other voluntary filing to be filed by Buyer with the SEC, required by the SEC to file audited or reviewed financial statements of the Business in respect of any period occurring prior the Closing Date, then in each case at Buyer’s request, as applicable, Seller will, or Parent will cause Seller’s successor to, use its reasonable best efforts to cause Seller’s auditor to, at Buyer’s sole cost and expense, (a) cooperate with and provide Buyer access to such information, books and records as necessary for Buyer to prepare audited and interim or reviewed financial statements of the Business, and (b) agree to provide to Buyer an audit or review of the financial statements of the Business, for the periods necessary to satisfy the SEC requirements (and any consents, if any, to use such audited or reviewed financial statements in Buyer’s SEC filings). Further, Seller will use reasonable best efforts to assist Buyer in preparing pro forma financial information that in Buyer’s reasonable judgment may be required to be included in any such filing or prospectus, offering memorandum or other document or materials that may be prepared in connection with the Buyer Financing or otherwise on or prior to the Closing, and, whether or not Seller’s auditor is retained by Buyer to conduct an audit or review of the Business, Seller will, or Parent will cause Seller’s successor to (x) use its reasonable best efforts to cause Seller’s auditor to, at Buyer’s sole cost and expense, make available to Buyer and its auditors the work papers and other documents and records reasonably requested by Buyer that were created prior to the Closing and relate principally to the Business, and (y) cooperate with Buyer, at Buyer’s sole cost and expense, in obtaining an audit or review of the Business, in each case, to the extent required by the SEC.

(b)        Seller acknowledges and agrees that any audited and interim or reviewed financial statements and related information prepared in accordance with this Section 8.12 will not be deemed Confidential Information for purposes of this Agreement.

8.13       Notification of Customers. As soon as practicable following the Closing, Seller will, or Parent will cause Seller’s successor to, cooperate with the Companies and Buyer to cause to be sent to customers of the Business a notice of the transfer of the customers from Seller to the applicable Company (the “Customer Notification”). The Customer Notification will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

8.14       Financing. Buyer will use reasonable best efforts to take or to cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to close the Buyer Financing on the terms and conditions described in the Buyer Financing Commitments by the date upon which the Closing Date is contemplated to occur in accordance with Section 4.1 (provided and to the extent that Buyer has not otherwise obtained funds sufficient to pay the Purchase Price through other sources of funds and provided that Buyer may replace or amend the Buyer Financing Commitments after consultation with Parent and Seller but only if the terms of such replacement or amended Buyer Financing Commitments, including with respect to conditionality, would not adversely impact Buyer’s ability to consummate the transactions contemplated by this Agreement or the Asset Purchase Agreement, or otherwise prevent, impact or delay the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement), including paying the commitment fees arising under the Buyer Financing Commitments as and when such fees become due and payable during the period beginning on the date hereof and ending on the Closing Date, and using reasonable best efforts to (i) negotiate

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definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy on a timely basis all conditions applicable to obtain the Buyer Financing. In the event any portion of the Buyer Financing becomes unavailable on the terms and conditions contemplated in the Buyer Financing Commitments and Buyer has not otherwise obtained other sources of funds, Buyer will use reasonable best efforts to obtain alternative financing from alternative sources by the date upon which the Closing Date is contemplated to occur in accordance with Section 4.1. Buyer will give prompt notice to Seller and Parent of any material breach of the Buyer Financing Commitments of which Buyer becomes aware or any termination of the Buyer Financing Commitments or any Buyer Financing. Buyer will keep Seller and Parent informed on a regularly current basis in reasonable detail of the status of the Buyer Financing.

8.15       Document Delivery. The Parties will work cooperatively to make available to Buyer prior to the Closing such Documents as are reasonably necessary to transition the control and operation of the Business to the Companies and Buyer at the Closing with minimal interruptions or disruptions in the conduct of the Business. At or within a reasonably practicable period of time after the Closing Date, Seller will, or Parent will cause Seller’s successor to, deliver to the Companies, at such location mutually agreed upon by the Companies and Seller or its successor, any remaining Documents. At the reasonable request of Buyer or the Companies, Seller will, or Parent will cause Seller’s successor to, use reasonable best efforts to make available in an electronic format compatible with Buyer’s electronic systems any Documents and other books and records relating to the Purchased Assets which are maintained by Seller in electronic form.

8.16       Surveys’ Title Insurance, Estoppel Certificates, and Non-Disturbance Agreements. At Buyer’s option and at Buyer’s sole cost and expense, Buyer may obtain (i) surveys desired by Buyer in respect of the Real Property, in form and substance reasonably satisfactory to Buyer; (ii) title insurance policies in current ALTA Form or equivalent covering the Real Property, insuring title to the applicable Real Property as vested in the Companies, and in form, substance, and amounts reasonably satisfactory to Buyer, and without limiting the generality of the foregoing, with all requirements satisfied or waived, with all exceptions deleted, and with all endorsement thereto to the extent desired by Buyer; and (iii) all estoppel certificates and non-disturbance agreements desired by Buyer in respect of any real property leases included in the Purchased Assets, in form and substance reasonably satisfactory to Buyer and to the parties providing such certificates and agreements. Seller and Limited Partner agree, and Parent agrees to cause Seller’s successor, to cooperate as reasonably requested by Buyer (at Buyer’s expense) in its efforts to obtain such items, provided that (y) none of Limited Partner, the Companies, Parent, Seller or Seller’s successor shall be required to make any payment to any third party or incur any economic burden in connection therewith, and (z) Buyer’s obtaining any such items shall not be a requirement of or a condition to the Closing. In addition, with respect to Limited Partner’s, Seller’s and Seller’s successor’s cooperation with Buyer’s reasonable requests to obtain title insurance under clause (ii) above, none of Limited Partner, Seller and Seller’s successor, except to the extent required to satisfy the Closing condition set forth in Section 9.2(f), and except for such actions as may be necessary to enable Buyer’s title insurance company to insure title to the applicable Real Property as vested in the Companies, shall be required to cure any purported defects, cause any exceptions to be deleted, or provide any

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affidavits, indemnities, or representations or warranties to any title company issuing such title insurance.

8.17	Post-Closing Release of Encumbrances and Transfer of Purchased Assets.

(a)        Notwithstanding anything to the contrary herein, if any Non-Permitted Encumbrances on the Company Interests, the Business or the Purchased Assets are not released on or before the Closing, and such Non-Permitted Encumbrances secure or are created by or in respect of the Excluded Liabilities, or are for material delinquent Taxes or material delinquent assessments, Seller shall, and Parent shall cause Seller’s successor to, promptly make such payments and take such actions as necessary to obtain the release of such Non-Permitted Encumbrances after the Closing.

(b)        Notwithstanding anything to the contrary herein, if Seller fails to deliver any deeds of conveyance or assignments or other instruments, certificates or documents as necessary to transfer any of the Purchased Assets to the Companies at the Closing, Seller shall, and Parent shall cause Seller’s successor to, promptly execute and deliver such deeds of conveyance, assignments or other instruments, certificates or documents and take such actions as necessary to transfer such Purchased Assets to the Companies as soon as practicable after the Closing.

8.18       Shared Code Licenses. Buyer hereby grants to Parent a worldwide, non-exclusive, royalty-free, fully paid-up, sublicensable, transferable license to use, reproduce, make derivative works of, distribute, display and perform the Shared Code that is included in the Purchased Assets. Parent hereby grants to Buyer a worldwide, non-exclusive, royalty-free, fully paid-up, sublicensable, transferable license to use, reproduce, make derivative works of, distribute, display and perform the Shared Code that is included in the Excluded Assets. Except as set forth in the Transition Services Agreement, neither Buyer nor Parent shall have any obligation to support, maintain, provide updates or upgrades for, or otherwise provide any assistance to the other in connection with, the Shared Code. The foregoing licenses shall be binding on the respective successors and assigns of Buyer and Parent.

8.19       Performance of the Obligations of the Companies Post-Closing. From and after the Closing, Buyer shall cause the Companies to perform all of the obligations of the Companies that under the terms of this Agreement are to be performed from and after the Closing Date.

ARTICLE IX

CONDITIONS TO CLOSING

9.1          Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer and Seller at or prior to the Closing Date of each of the following conditions:

(a)        The waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

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(b)        No applicable Law prohibiting consummation of the transactions contemplated in this Agreement shall be in effect, except where the violation of Law resulting from the consummation of the transactions contemplated in this Agreement would not, individually or in the aggregate, reasonably be expected to have an impact (other than an insignificant impact) on the Business, the Purchased Assets, the Colorado Business and the Colorado Assets, taken as a whole, and no court of competent jurisdiction in the United States will have issued any Order that is in effect and enjoins the consummation of the transactions contemplated hereby (each Party agreeing to use its reasonable best efforts to have any such Order lifted); and

(c)        Seller, Parent and Merger Sub will be in a position to consummate the Merger immediately following the closing of the transactions contemplated by this Agreement and the Asset Purchase Agreement.

9.2          Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of the following conditions:

(a)        Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(b)        Seller, Limited Partner, Parent and Merger Sub shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by such Person on or prior to the Closing Date (other than Section 4.3, which is subject to Section 9.2(f));

(c)        The representations and warranties of Seller set forth in ARTICLE V of this Agreement, and the representations and warranties of Parent and Merger Sub set forth in ARTICLE VII of this Agreement, shall be true and correct as of the Closing Date, as if made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct only as of such date), except where the failure or failures of such representations and warranties to be so true and correct (without giving effect to any limitations or exceptions as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d)        Buyer shall have received a certificate from the Chief Executive Officer of each of Parent and Seller, dated the Closing Date stating that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.2(b) and 9.2(c) regarding Parent and Seller, respectively, have been satisfied;

(e)        The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders, and no terms (excluding those proposed in the applications for the Required Regulatory Approvals) shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms, individually or in the aggregate, would reasonably be expected to result in a Regulatory Material Adverse Effect;

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(f)        Buyer shall have received the items to be delivered pursuant to Section 4.3; provided that the failure to deliver the items required to be delivered pursuant to Sections 4.3(e)-(i) shall not be construed as a failure to satisfy the requirements of this Section 9.2(f) to the extent any deed, assignment, instrument of conveyance or certificate of title, termination or release (i) otherwise required pursuant to Sections 4.3(e)-(h) relates to parcels of immaterial Real Property, immaterial Easements, or immaterial titled or other Purchased Assets, each of which is subject to transfer subsequent to the Closing pursuant to Section 8.17; or (ii) otherwise required pursuant to Section 4.3(i) relates to terminations or releases of Non-Permitted Encumbrances on the Purchased Assets requiring the payment of immaterial amounts of cash, or the delivery of instruments, certificates or other documents or items required to remove Non-Permitted Encumbrances on assets that are immaterial to the Business, the Purchased Assets, the Colorado Business and the Colorado Assets, taken as a whole, and are subject, in each case, to release subsequent to the Closing pursuant to Section 8.17; and

(g)        The consummation of the transactions contemplated by the Asset Purchase Agreement shall have occurred or shall occur concurrently with the Closing.

9.3          Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)        Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(b)        The representations and warranties of Buyer which are set forth in ARTICLE VI of this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct only as of such date), except where the failure or failures of such representations and warranties to be so true and correct (without giving effect to any limitations or exceptions as to materiality set forth therein) that do not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole;

(c)        Seller shall have received a certificate from the Chief Executive Officer of Buyer dated the Closing Date stating that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied;

(d)        The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders; and no terms (excluding those proposed in the applications for the Required Regulatory Approvals) shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms, individually or in the aggregate, would reasonably be expected to result in a Regulatory Material Adverse Effect affecting the Post-Sale Company (as defined in the Merger Agreement);

(e)        Seller shall have received the other items to be delivered pursuant to Section 4.4; and

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(f)        The consummation of the transactions contemplated by the Asset Purchase Agreement shall have occurred or shall occur concurrently with the Closing.

9.4          Invoking Certain Provisions. Any Party seeking to claim that a condition to its obligation to effect the transactions contemplated hereby has not been satisfied by reason of the fact that a Material Adverse Effect or a Regulatory Material Adverse Effect has occurred or would reasonably be expected to occur or result will have the burden of proof to establish that occurrence or expectation.

ARTICLE X

TERMINATION AND OTHER REMEDIES

10.1	Termination.

(a)        This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller, Buyer and Parent.

(b)        This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before the first anniversary of the date of this Agreement (the “Termination Date”); provided that, if Buyer or Seller determines that additional time is necessary to obtain any of the Required Regulatory Approvals, the Material Company Regulatory Consents or the Material Parent Regulatory Consents (each as defined in the Merger Agreement), or the “Required Regulatory Approvals” as defined in the Asset Purchase Agreement, or if all of the conditions to Parent’s obligations to consummate the Merger shall have been satisfied or shall be then capable of being satisfied and this Agreement fails to be consummated by reason of a breach by Parent of its obligation to be in a position to consummate the Merger after the Closing, the Termination Date may be extended by Buyer or Seller from time to time by written notice to the other Party and to Parent up to a date not beyond eighteen (18) months after the date of this Agreement, any of which dates shall thereafter be deemed to be the Termination Date; provided further that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party that has breached in any material respect its obligations under this Agreement in any manner that will have proximately contributed to the failure of the Closing to occur on or before the Termination Date.

(c)        This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)        This Agreement may be terminated by Buyer if there has been a material breach of any representation, warranty, or covenant made by Seller in this Agreement, or any representation or warranty of Seller shall have become untrue after the date of this Agreement, so that Section 9.2(b) or 9.2(c) would not be satisfied and this breach or failure to be true, is not curable, or if curable, is not curable by the Termination Date (as the same may be extended).

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(e)        This Agreement may be terminated by Seller if the Board of Directors of Seller approves a Superior Proposal (as defined in the Merger Agreement) and authorizes Seller to enter into a binding written agreement with respect to that Superior Proposal and, in connection with the termination of the Merger Agreement and entering into the agreement reflecting the Superior Proposal, pays into a joint bank account in the names of Buyer and Parent by wire transfer of same day funds the Company Termination Fee (as defined in the Merger Agreement) required to be paid pursuant to Section 9.5(b) of the Merger Agreement.

(f)        This Agreement may be terminated by Seller if there has been a material breach of any representation, warranty, or covenant made by Buyer in this Agreement, or any representation or warranty of Buyer shall have become untrue after the date of this Agreement, so that Sections 9.3(a) and 9.3(b) would not be satisfied and this breach or failure to be true is not curable, or if curable, is not curable by the Termination Date (as the same may be extended).

(g)        This Agreement may be terminated by Buyer or Seller upon or following the termination of the Merger Agreement in accordance with its terms.

10.2       Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, written notice thereof will forthwith be given by the terminating Party to the other Parties and this Agreement (other than as set forth in this Section 10.2, Section 10.4 and Section 11.1) will terminate and become void and of no effect, and the transactions contemplated hereby will be abandoned without further action by any Party, whereupon the liabilities of the Parties hereunder (and of any of their respective Representatives) will terminate, except as otherwise expressly provided in this Agreement; provided, that such termination will not relieve any Party from any liability for damages to any other Party resulting from any prior breach of this Agreement, the Asset Purchase Agreement or the Merger Agreement which is (i) material, and (ii) willful or knowing. If this Agreement is terminated pursuant to Section 10.1(e) or Section 10.1(g) upon or following termination of the Merger Agreement under circumstances where Seller is required to pay Parent the Company Termination Fee (as defined in the Merger Agreement) pursuant to the provisions of Section 9.5(b) of the Merger Agreement, Seller will, following such termination and at the time required under Section 9.5(b) of the Merger Agreement, pay into a joint bank account in the names of Buyer and Parent the termination fee required to be paid pursuant to the terms of the Merger Agreement, by wire transfer of same day funds. If this Agreement is terminated pursuant to Section 10.1(g) upon or following termination of the Merger Agreement under circumstances where Parent is required to pay Seller the Parent Termination Fee (as defined in the Merger Agreement) pursuant to the provisions of Section 9.5(c) of the Merger Agreement, Parent will, following such termination and at the time required for payment of the Parent Termination Fee (as defined in the Merger Agreement), pay Buyer the Termination Fee. Seller, Limited Partner and Parent acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Seller or Parent fails to pay promptly the amount due pursuant to this Section 10.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller or Parent, as the case may be, for the fee to be paid by such Party as set forth in this Section 10.2, Seller or Parent, as applicable, will pay to Buyer its costs and expenses (including attorneys’ fees) in connection with this suit, together with interest

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on the amount of the fee at the Prime Rate in effect on the date the payment should have been made.

10.3       Payment of Termination Fee. As promptly as practicable after payment of the Company Termination Fee (as defined in the Merger Agreement) to be paid pursuant to the terms of the Merger Agreement to the joint bank account, Parent and Buyer will reasonably agree upon the amount of the Termination Fee (subject to the limitations thereon as set forth in the definition of Termination Fee set forth herein) to be paid to Buyer, and upon such agreement Buyer and Parent shall jointly direct payment of the agreed-upon Termination Fee to Buyer and disbursement of the remaining amount in such joint account to Parent.

10.4	Remedies upon Termination. If this Agreement is terminated as provided herein:

(a)        ARTICLE XI (other than Section 11.2, Section 11.3 and Section 11.5) and the agreements of the Parties contained in Section 8.2(b), Section 8.2(d), Section 8.3, Section 10.2, Section 10.3 and Section 10.4 will survive the termination of this Agreement.

(b)        Notwithstanding anything to the contrary herein, in view of the difficulty of determining the amount of damages which may result from a termination of this Agreement and the failure of the Parties to consummate the transactions contemplated by this Agreement under circumstances in which a termination fee is payable as contemplated by Section 10.2, Buyer, Parent, Merger Sub, Seller and Limited Partner have mutually agreed that the payment of the termination fees as set forth in Section 10.2 will be made as liquidated damages, and not as a penalty. In the event of any such termination, the Parties have agreed that the payment of the applicable termination fee as set forth in Section 10.2 will be the sole and exclusive remedy for monetary damages of Buyer. ACCORDINGLY, THE PARTIES HEREBY ACKNOWLEDGE THAT (i) THE EXTENT OF DAMAGES CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN UNDER CIRCUMSTANCES IN WHICH A TERMINATION FEE IS PAYABLE AS CONTEMPLATED BY SECTION 10.2, (ii) THE AMOUNT OF THE TERMINATION FEE CONTEMPLATED IN SECTIONS 10.2 AND 10.3 IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES, AND (iii) RECEIPT OF SUCH TERMINATION FEE BY BUYER DOES NOT CONSTITUTE A PENALTY. THE PARTIES HEREBY FOREVER WAIVE AND AGREE TO FOREGO TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY AND ALL RIGHTS THEY HAVE OR IN THE FUTURE MAY HAVE TO ASSERT ANY CLAIM DISPUTING OR OTHERWISE OBJECTING TO ANY OR ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 10.4(b). Any payment under Section 10.2 will be made by wire transfer of same day funds to a bank account in the United States of America designated in writing by the Parties entitled to receive such payment not later than three (3) Business Days following the date such Party delivers notice of such account designation to the Party responsible to make such payment.

(c)        Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will be withdrawn from the Governmental Entity or other Person to which they were made.

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ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1       Survival. None of the covenants or agreements of Seller, Buyer, Parent or Merger Sub contained in this Agreement will survive the Closing, except for this ARTICLE XI and those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing. Except as specified in the foregoing sentence, all other representations, warranties, covenants and agreements in this Agreement will not survive the Closing of this Agreement.

11.2       Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement executed and delivered by duly authorized officers of Seller, Parent and Buyer.

11.3       Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.4       Notices. Notices, requests, instructions or other documents to be given under this Agreement must be in writing and will be deemed given, (a) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

(a)	If to Parent or Merger Sub, or to Seller after the Closing, to:

Great Plains Energy Incorporated

1201 Walnut Street

P.O. Box 418679

Kansas City, MO 64106

Attention:	Mark G. English,
General Counsel and Assistant Secretary
Fax:	(816) 556-2418

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Nancy A. Lieberman, Esq.
Morris J. Kramer, Esq.

Fax: (212) 735-2000

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(b)	If to Buyer, or to Limited Partner after the Closing, to:

Black Hills Corporation

625 9th Street

Rapid City, South Dakota 57709

Attention: Steven J. Helmers, Esq.

Fax: (605) 721-2550

with a copy to:

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, Suite 2200

Los Angeles, California 90071

Attention: Richard A. Shortz, Esq.

Fax: (213) 612-2501

(c)	If to Seller or Limited Partner before the Closing, to:

Aquila, Inc.

20 West Ninth Street

Kansas City, MO 64105

Attention:	Christopher Reitz,
General Counsel and Corporate Secretary
Fax:	(816) 467-3486

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, New York 10004

Attention:	Arthur Fleischer, Jr., Esq.
Stuart Katz, Esq.
Philip Richter, Esq.
Fax:	(212) 859-4000

or to those other persons or addresses as may be designated in writing by the party to receive the notice as provided above.

11.5       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder. Notwithstanding the foregoing, Buyer, upon written notice to but without the consent of Seller, Parent or Merger Sub, may assign this Agreement or the rights, benefits and obligations described herein to one or more wholly-owned Subsidiaries formed or to be formed to operate as a regulated utility in Colorado; provided, however, that notwithstanding such assignment, Buyer shall retain and remain responsible for all obligations and liabilities of Buyer

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hereunder; provided, further, that Buyer shall consult with Seller regarding the structure, financing and other attributes of such Subsidiaries to reflect requirements of the PUC.

11.6       No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than Buyer, Seller, Limited Partner, Parent and Merger Sub, any rights or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for under such plans or arrangements.

11.7	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)          THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF RULES THEREOF. The Parties hereby irrevocably submit exclusively to the jurisdiction of the State of Delaware and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of Seller, Buyer, Parent and Merger Sub irrevocably agrees that all claims with respect to such action or proceeding will be heard and determined in Delaware state court. Each of Seller, Buyer, Parent and Merger Sub hereby consents to and grants any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.4 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

(b)          EACH OF SELLER, LIMITED PARTNER, BUYER, PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF SELLER, LIMITED PARTNER, BUYER, PARENT AND MERGER SUB CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

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AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7(b).

11.8       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.9       Specific Performance. Each of Seller, Limited Partner, Buyer, Parent and Merger Sub acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each of Seller, Limited Partner, Buyer, Parent and Merger Sub accordingly agrees that, in addition to other remedies, the Parties will be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of providing the inadequacy of monetary damages as a remedy and to obtain injunctive relief or other equitable remedy against any breach or threatened breach hereof.

11.10     Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, the Asset Purchase Agreement and the Merger Agreement (in each case, together with the Schedules and Exhibits hereto or thereto, and the certificates and instruments delivered pursuant hereto or thereto), the Confidentiality Agreement, the confidentiality agreement dated June 28, 2006 between Seller and Parent, as amended by the letter agreement dated September 5, 2006 between Seller and Parent, the letter of intent dated November 21, 2006 between Buyer and Parent, and the Transition Services Agreement (together with the schedules thereto), embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement, the Asset Purchase Agreement and the Merger Agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, between or among the Parties or any of them with respect to the transactions contemplated herein, in the Partnership Interests Purchase Agreement and the Merger Agreement.

11.11     Bulk Sales or Transfer Laws. Buyer and Parent acknowledge that Seller will not comply with the provisions of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions

11.12     No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party will, in any event, be liable to any other Party, either in contract, in tort or otherwise, for any consequential, incidental, indirect, special, or punitive damages of such other Party or Persons represented by such other Party, whether or not the possibility of such damages has been disclosed to such other Party or Persons represented by such other Party in advance or could have been reasonably foreseen by such other Party or Persons represented by such other Party. The preceding sentence shall not limit the right of any Party to seek “benefit of the bargain” damages for a breach of this Agreement or specific performance or other equitable remedy as provided in Section 11.9; provided that the right of any Party or Persons represented by such Party to seek any of such remedies is not an admission by the other Parties that, under the circumstances, any such

1-LA/917645.9	76

remedies are proper remedies; provided, further, that the Party against whom any such remedy is sought may not claim that the awarding of “benefit of the bargain” damages is prohibited by virtue of the restriction against liability for consequential, incidental, indirect, special or punitive damages contained in this Section 11.12.

11.13     Counterparts. This Agreement, and any certificates and instruments delivered under or in accordance herewith, may be executed in any number of counterparts (including by facsimile or other electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same instrument, it being understood that all of the Parties need not sign the same counterpart.

[Signature Page Follows]

1-LA/917645.9	77

IN WITNESS WHEREOF, the Parties have caused this Partnership Interests Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.

SELLER:

Aquila, Inc.

By:   /s/ Richard C. Green

Name:	Richard C. Green
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

LIMITED PARTNER:

Aquila Colorado, LLC

By:   /s/ Keith Stamm

Name:	Keith Stamm
Title:	President

BUYER:

Black Hills Corporation

By:   /s/ David R. Emery

Name:	David R. Emery
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

PARENT:

Great Plains Energy Incorporated

By:	/s/ Michael J. Chesser
Name:	Michael J. Chesser
Title:	Chairman of the Board and Chief Executive Officer

1-LA/917645.9	78

MERGER SUB:

Gregory Acquisition Corp.

By:   /s/ Terry Bassham

Name:	Terry Bassham
Title:	President

1-LA/917645.9	79

Exhibit 1.1-A

Form of Assignment and Assumption Agreement

(for the Gas Business)

This Assignment and Assumption Agreement (“Agreement”), is made as of ________________, ____ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Gas LP], a Delaware limited partnership (the “Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”) which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Electric, LP], a Delaware limited partnership (“Electric Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company and of Electric Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, the Company agreed to assume from Seller the Gas Business Assumed Obligations, and Seller agreed to assign to the Company all of Seller’s rights to the Gas Business Purchased Assets.

NOW, THEREFORE, pursuant and subject to the terms of Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby assigns and transfers all of the Gas Business Assumed Obligations and all of Seller’s rights to the Gas Business Purchased Assets to the Company, and the Company hereby accepts such assignment and hereby assumes and agrees to pay, perform, and discharge when due all of the Assumed Obligations.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Agreement.

3.            This Agreement is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

1-LA/917645.9	80

4.            This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9	81

IN WITNESS WHEREOF, Seller and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By:
Name:
Title:

[Newco Gas LP]

By:
Name:

Title:

1-LA/917645.9	82

Form of Assignment and Assumption Agreement

(for the Electric Business)

This Assignment and Assumption Agreement (“Agreement”), is made as of ________________, ____ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Electric LP], a Delaware limited partnership (the “Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”) which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Gas, LP], a Delaware limited partnership (“Gas Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company, and of Gas Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, the Company agreed to assume from Seller the Electric Business Assumed Obligations, and Seller agreed to assign to the Company all of Seller’s rights to the Electric Business Purchased Assets.

NOW, THEREFORE, pursuant and subject to the terms of Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby assigns and transfers all of the Electric Business Assumed Obligations and all of Seller’s rights to the Electric Business Purchased Assets to the Company, and the Company hereby accepts such assignment and hereby assumes and agrees to pay, perform, and discharge when due all of the Assumed Obligations.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Agreement.

3.            This Agreement is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

1-LA/917645.9	83

4.            This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9	84

IN WITNESS WHEREOF, Seller and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By:
Name:
Title:

[Newco Electric LP]

By:
Name:

Title:

1-LA/917645.9	85

Exhibit 1.1-B

Form of Assignment of Company Interests

(for the Gas Business)

This Assignment of Company Interests (“Assignment”), is made as of ________________, 200___ by and among Aquila, Inc., a Delaware corporation (“Seller”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of [Newco Gas LP], a Delaware limited partnership (the “Company”), Black Hills Corporation, a South Dakota corporation (“Buyer”), and [Buyer’s LP designee], a Delaware limited liability company (“Buyer Limited Partner”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Buyer, which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Electric, LP], a Delaware limited partnership (“Electric Opco”), Limited Partner, as the limited partner of the Company and of Electric Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, Seller and Limited Partner agreed to assign to Buyer and its designee all of Seller’s and Limited Partner’s respective rights, title and interest in and to the Company Interests.

NOW, THEREFORE, pursuant and subject to the terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Limited Partner, Buyer and Buyer Limited Partner agree as follows:

1.            Seller hereby assigns and transfers all of the Company Interests that it holds in the Company to Buyer, and Buyer hereby accepts such assignment.

2.            Limited Partner hereby assigns and transfers all of the Company Interests that it holds in the Company to Buyer Limited Partner, and Buyer Limited Partner hereby accepts such assignment.

3.            Seller, Limited Partner, Buyer and Buyer Limited Partner agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Assignment.

4.            This Assignment is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and

1-LA/917645.9	86

does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

5.            This Assignment may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

6.            This Assignment and all of the provisions hereof will be binding upon and inure to the benefit of Seller, Limited Partner, Buyer, Buyer Limited Partner and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9	87

IN WITNESS WHEREOF, Buyer, Buyer Limited Partner, Seller and Limited Partner have caused this Assignment to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

Aquila Colorado, LLC

By: _______________________________

Name:
Title:

Black Hills Corporation

By: _______________________________

Name:

Title:

[Buyer Limited Partner]

By: _______________________________

Name:

Title:

1-LA/917645.9	88

Form of Assignment of Company Interests

(for the Electric Business)

This Assignment of Company Interests (“Assignment”), is made as of ________________, 200___ by and among Aquila, Inc., a Delaware corporation (“Seller”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of [Newco Electric LP], a Delaware limited partnership (the “Company”), Black Hills Corporation, a South Dakota corporation (“Buyer”), and [Buyer’s LP designee], a Delaware limited liability company (“Buyer Limited Partner”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Buyer, which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Gas, LP], a Delaware limited partnership (“Gas Opco”), Limited Partner, as the limited partner of the Company and of Gas Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, Seller and Limited Partner agreed to assign to Buyer and its designee all of Seller’s and Limited Partner’s respective rights, title and interest in and to the Company Interests.

NOW, THEREFORE, pursuant and subject to the terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Limited Partner, Buyer and Buyer Limited Partner agree as follows:

1.            Seller hereby assigns and transfers all of the Company Interests that it holds in the Company to Buyer, and Buyer hereby accepts such assignment.

2.            Limited Partner hereby assigns and transfers all of the Company Interests that it holds in the Company to Buyer Limited Partner, and Buyer Limited Partner hereby accepts such assignment.

3.            Seller, Limited Partner, Buyer and Buyer Limited Partner agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Assignment.

4.            This Assignment is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the

1-LA/917645.9	89

Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

5.            This Assignment may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

6.            This Assignment and all of the provisions hereof will be binding upon and inure to the benefit of Seller, Limited Partner, Buyer, Buyer Limited Partner and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9	90

IN WITNESS WHEREOF, Buyer, Buyer Limited Partner, Seller and Limited Partner have caused this Assignment to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

Aquila Colorado, LLC

By: _______________________________

Name:
Title:

Black Hills Corporation

By: _______________________________

Name:

Title:

[Buyer Limited Partner]

By: _______________________________

Name:

Title:

1-LA/917645.9	91

Exhibit 1.1-C

Form of Assignment of Easements

(for the Gas Business)

This Assignment of Easements (“Assignment”), is made as of ________________, 200__ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Gas LP], a Delaware limited partnership (the “Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”), which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Electric, LP], a Delaware limited partnership (“Electric Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company and of Electric Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, the Company agreed to assume from Seller the Gas Business Assumed Obligations, and Seller agreed to assign to the Company all of Seller’s rights to the Gas Business Purchased Assets, including the Easements.

NOW, THEREFORE, pursuant and subject to the terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby assigns and transfers all of the Easements to the Company, and the Company hereby accepts such assignment.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Assignment.

3.            This Assignment is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

1-LA/917645.9	1

4.            This Assignment may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Assignment and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

2

1-LA/917645.9

IN WITNESS WHEREOF, the Company and Seller have caused this Assignment to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By:

Name:
Title:

[Newco Gas LP]

By:

Name:

Title:

3

1-LA/917645.9

Form of Assignment of Easements

(for the Electric Business)

This Assignment of Easements (“Assignment”), is made as of ________________, 200__ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Electric LP], a Delaware limited partnership (“the Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”), which, among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Gas, LP], a Delaware limited partnership (“Gas Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company, and of Gas Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, the Company agreed to assume from Seller the Electric Business Assumed Obligations, and Seller agreed to assign to the Company all of Seller’s rights to the Electric Business Purchased Assets, including the Easements.

NOW, THEREFORE, pursuant and subject to the terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby assigns and transfers all of the Easements to the Company, and the Company hereby accepts such assignment.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Assignment.

3.            This Assignment is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

4.            This Assignment may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and

1-LA/917645.9	1

may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Assignment and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9

IN WITNESS WHEREOF, the Company and Seller have caused this Assignment to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By:

Name:
Title:

[Newco Electric LP]

By:

Name:

Title:

1-LA/917645.9

Exhibit 1.1-D

Form of Bill of Sale

(for the Gas Business)

This Bill of Sale, is made as of ________________, ______ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Gas LP], a Delaware limited partnership (the “Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6, 2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”) which among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Electric, LP], a Delaware limited partnership (“Electric Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company and of Electric Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, Seller agreed to transfer to the Company and the Company agreed to take assignment of all of Seller’s rights, title and interests in and to the Gas Business Purchased Assets.

NOW, THEREFORE, pursuant and subject to terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby sells, assigns, conveys, transfers, and delivers to the Company all of Seller’s right, title, and interest in, to, and under the Gas Business Purchased Assets, and the Company hereby purchases and accepts from Seller, as of the date hereof, all right, title, and interest of Seller in, to, and under the Gas Business Purchased Assets.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Bill of Sale.

3.            This Bill of Sale is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Bill of Sale is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of

1-LA/917645.9

this Bill of Sale conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

4.            This Bill of Sale may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Bill of Sale and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

1-LA/917645.9

IN WITNESS WHEREOF, Seller and the Company have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first above written.

SELLER:

Aquila, Inc.

By: _______________________________

Name:
Title:

COMPANY:

[Newco Gas LP]

By: _______________________________

Name:

Title:

1-LA/917645.9

Form of Bill of Sale

(for the Electric Business)

This Bill of Sale, is made as of ________________, ______ by and between Aquila, Inc., a Delaware corporation (“Seller”), and [Newco Electric LP], a Delaware limited partnership (the “Company”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Partnership Interests Purchase Agreement (as defined below).

WHEREAS, Seller has entered into an Agreement and Plan of Merger dated February 6,2007 (the “Merger Agreement”) among Seller, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (“Buyer”), which among other things, provides for the merger of Merger Sub with and into Seller immediately after the Closing.

WHEREAS, Buyer, Seller, as the general partner of the Company and of [Newco Gas, LP], a Delaware limited partnership (“Gas Opco”), Aquila Colorado, LLC, a Delaware limited liability company (“Limited Partner”), as the limited partner of the Company and of Gas Opco, Parent and Merger Sub, entered into that certain Partnership Interests Purchase Agreement, dated February 6, 2007 (the “Partnership Interests Purchase Agreement”), pursuant to which, among other things, Seller agreed to transfer to the Company and the Company agreed to take assignment of all of Seller’s rights, title and interests in and to the Electric Business Purchased Assets.

NOW, THEREFORE, pursuant and subject to terms of the Partnership Interests Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Company agree as follows:

1.            Seller hereby sells, assigns, conveys, transfers, and delivers to the Company all of Seller’s right, title, and interest in, to, and under the Electric Business Purchased Assets, and the Company hereby purchases and accepts from Seller, as of the date hereof, all right, title, and interest of Seller in, to, and under the Electric Business Purchased Assets.

2.            Seller and the Company agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Bill of Sale.

3.            This Bill of Sale is being delivered pursuant to the Partnership Interests Purchase Agreement and will be construed consistently therewith. This Bill of Sale is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Partnership Interests Purchase Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Partnership Interests Purchase Agreement, the terms of the Partnership Interests Purchase Agreement will govern.

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4.            This Bill of Sale may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.            This Bill of Sale and all of the provisions hereof will be binding upon and inure to the benefit of Seller and the Company and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, Seller and the Company have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first above written.

SELLER:

Aquila, Inc.

By: _______________________________

Name:
Title:

COMPANY:

[Newco Electric LP]

By: _______________________________

Name:

Title

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Exhibit 8.8(d)(ii)(C)

Pension and Benefit Matters

The following terms will govern the Parties’ obligations under Section 8.8(d)(ii)(C) of the Agreement (and any reference to Section 8.8 will be deemed to include a reference to this Exhibit):

A.	Post-Closing Spin-Off to Buyer Plan.
(1)	Transfer of Liabilities.

(a)          As of the Closing Date, Buyer will cause a Buyer Pension Plan to accept the liabilities for benefits under the Seller Pension Plan that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Paragraph A) to or with respect to the Transferred Employees and Other Plan Participants (as defined below), and Buyer will become, with respect to each Transferred Employee and Other Plan Participant, responsible for all benefits due under the Seller Pension Plan. Buyer is assuming only the obligation to provide benefits in the amount determined in accordance with the terms of the Seller Pension Plan, and Buyer is not assuming any other liability or obligation that Seller or an ERISA Affiliate of Seller might have or incur with respect to the Seller Pension Plan, including liability (if any) for breaches of fiduciary duty or other penalty or excise Tax amounts. Seller will not, and Parent will not permit Seller’s successor to, take any action to fully vest the Business Employees in their accrued benefits under the Seller Pension Plan; provided that any vesting of Business Employees in such accrued benefits in the ordinary course in accordance with the Seller Pension Plan as in effect on the date hereof shall not be deemed a violation of this Paragraph A(1). Buyer will not amend the Buyer Pension Plan, or permit the Buyer Pension Plan to be amended, to eliminate any benefit accrued as of the Closing Date, whether or not vested, with respect to which liabilities are transferred pursuant to this Paragraph A; provided that Buyer may amend the Buyer Pension Plan or permit the Buyer Pension Plan to be amended to eliminate an optional form of distribution to the extent that such action is consistent with applicable Law, including the regulations under section 411(d)(6) of the Code. Notwithstanding any other provision of this Agreement, Seller will, or Parent will cause Seller’s successor to, cause the Seller Pension Plan to continue to make all benefit payments to Transferred Employees and Other Plan Participants due under the Seller Pension Plan until both the Initial Transfer Amount and the True-Up Amount have been transferred to the Buyer Pension Plan, following which transfer the Buyer Pension Plan shall make all benefit payments to or in respect of Transferred Employees and Other Plan Participants. “Other Plan Participants” means any individuals (x) who have an accrued benefit under the Seller Pension Plan but who are not actively employed by Seller on the Closing Date, or whose employment is terminated by Seller on the Closing Date, and (y) whose employment was principally associated with the Business, all of whom are listed on Schedule 8.8(d)(ii)-A, or will be listed on such Schedule as the same is amended by Seller, with Buyer’s and Parent’s consent, on the Closing Date.

(b)          As soon as practicable but in any event within thirty (30) days after the Closing Date, Seller will, or Parent will cause Seller’s successor to, deliver to Buyer a list reflecting each Transferred Employee’s service and compensation under the Seller Pension Plan, each Transferred Employee’s and Other Plan Participant’s accrued benefit thereunder as of the

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Closing Date, a copy of each pending or final domestic relations order affecting the benefit of any Transferred Employee or Other Plan Participant, and such other information as may be reasonably requested by Buyer consistent with applicable Law to facilitate or assist with such transition or the establishment of necessary records.

(2)	Transfer of Assets.

(a)          Not later than ten (10) days after the Closing, Seller will, or Parent will cause Seller’s successor to, direct its actuary to determine the amount of assets allocable to the benefits with respect to the Transferred Employees and Other Plan Participants in the Seller Pension Plan based on section 4044 of ERISA and the Pension Benefit Guaranty Corporation regulations promulgated thereunder, and in compliance with section 414(l) of the Code using the safe harbor assumptions thereunder (the “Section 4044 Amount”), measured as of the Closing Date. The actuarial assumptions used in the Section 4044 Amount determination shall be limited to the safe harbor assumptions specified under Section 4.14(l) of the Code. Seller will, or Parent will cause Seller’s successor to, provide the information used to compute the Section 4044 Amount for review by Buyer’s actuary before such amount is transferred.

(b)          In accordance with the procedures set forth in this Paragraph A(2)(b), Seller will, or Parent will cause Seller’s successor to, cause cash (or other assets as Seller or its successor and Buyer mutually agree) equal to the Section 4044 Amount to be transferred to the trust established by Buyer as part of the Buyer Pension Plan (the “Buyer Pension Plan Trust”). On the Initial Transfer Date, Seller will, or Parent will cause Seller’s successor to, cause the trust which is a part of the Seller Pension Plan (the “Seller Pension Plan Trust”) to make a transfer of cash or other assets as Seller or its successor and Buyer mutually agree equal to the Initial Transfer Amount to the Buyer Pension Plan Trust. The “Initial Transfer Date” is the date that is twenty (20) Business Days after the requirements of Paragraphs A(2)(d) and A(2)(e) have been met. The “Initial Transfer Amount” means 75% of Seller’s or its successor’s good faith estimate of the Section 4044 Amount. As soon as practicable after the Section 4044 Amount is determined in accordance with the requirements of Paragraph A(2)(a), and in no event more than sixty (60) days after such final determination, the True-Up Amount shall be transferred as provided below (the “True-Up Date”). If the Section 4044 Amount adjusted for earnings and losses of the assets of the Seller Pension Plan from the Closing Date through the True-Up Date (the “Increased Section 4044 Amount”), is greater than the Reduction Amount adjusted for earnings and losses of the assets of the Seller Pension Plan from the Closing Date through the True-Up Date (the “Increased Reduction Amount”), then Seller will, or Parent will cause Seller’s successor to, cause a transfer in cash or other assets as Seller or its successor and Buyer mutually agree equal to the True-Up Amount to be made from the Seller Pension Plan Trust to the Buyer Pension Plan Trust. If the Increased Reduction Amount is greater than the Increased Section 4044 Amount, then Buyer will cause a transfer in cash or other assets as Seller or its successor and Buyer mutually agree equal to the True-Up Amount to be made from the Buyer Pension Plan Trust to the Seller Pension Plan Trust. The “True-Up Amount,” if any, means the difference between the Increased Section 4044 Amount and the Increased Reduction Amount. The “Reduction Amount” equals the sum of (x) the Initial Transfer Amount, plus (y) benefit payments made to any Transferred Employees and Other Plan Participants by the Seller Pension Plan after the Closing Date. For purposes of these calculations, the earnings and losses of the assets of the Seller Pension Plan from the Closing Date through the True-Up Date shall be the net investment

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returns reasonably calculated by the trustee of the Seller Pension Plan for each month between the Closing Date and the True-Up Date. Seller will, or Parent will cause Seller’s successor to, provide the information used to make such calculations and compute the True-Up Amount for review by Buyer’s actuary before any such amounts are transferred.

(c)          To the extent that under Section 8.8 Buyer has agreed to accept a liability of Seller under any of Seller’s Benefit Plans (other than the Seller Pension Plan) with respect to employees of Seller that are Business Employees, Transferred Employees, Current Retirees or Covered Individuals, and such Benefit Plans, including any non-qualified deferred compensation plan or agreement, is funded through or maintained in connection with a grantor trust, secular trust, Voluntary Employees’ Beneficiary Association or other trusts or arrangements used to provide benefits payable under any such plan or agreement, as promptly as practicable after the Closing, Buyer and Seller will, or Parent will cause Seller’s successor to, determine the amount of assets in such trusts or other arrangements historically allocated to the Business, the Business Employees, Transferred Employees, or other Covered Individuals with respect to liabilities assumed by Buyer, and such assets shall be transferred, to the extent consistent with the terms of any such trust as in effect on the date hereof and not contrary to applicable Law, to a similar trust or arrangement established and maintained by Buyer to fund such benefits. Seller shall use reasonable best efforts to make or cause to be made any required amendments to such trusts and agreements to provide for the transfers described in this Paragraph A(2)(c).

(d)          In connection with the transfer of assets and liabilities pursuant to this Section, Seller will, or Parent will cause Seller’s successor to, provide to Buyer, and Buyer will provide to Seller or its successor, evidence reasonably satisfactory to the other Party that the other Party’s Pension Plan is or continues to be qualified under section 401(a) of the Code and is in compliance with the funding requirements of section 302 of ERISA and section 412 of the Code.

(e)          In connection with the transfer of assets and liabilities pursuant to Paragraph A, the Companies, Buyer and Seller will, or Parent will cause Seller’s successor to, cooperate with each other in making all appropriate filings required by the Code or ERISA in a timely manner, but not later than within thirty (30) days after the Closing Date, and the transfer of assets and liabilities from the Seller Pension Plan pursuant to this Exhibit 8.8(d)(ii)(C) will not take place until after the expiration of the thirty (30) day period following the filing of any required notices with the Internal Revenue Service pursuant to section 6058(b) of the Code.

(3)          Benefits. The benefit provided by the Buyer Pension Plan to each Transferred Employee and Other Plan Participant who becomes a participant in the Buyer Pension Plan will be at least equal to the benefits accrued by such Transferred Employee or Other Plan Participant under the Seller Pension Plan on the Closing Date, computed by taking into account the service credited to such Transferred Employee and Other Plan Participant with Seller and Buyer (in the case of service of Transferred Employees with Buyer, such service will be required to be taken into account only for the purpose of vesting and early retirement subsidies or as otherwise required by applicable Law).

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B.	Further Purchase Price Adjustment.

(1)          Adjusted Section 4044 Amount. Seller will, or Parent will cause Seller’s successor to, also calculate the Section 4044 Amount using the same assumptions and methodologies as used to calculate the Section 4044 Amount pursuant to Paragraph A(2)(a), but adjusted to remove from the assets of the Seller Pension Plan an amount equal to Seller’s contributions to the Seller Pension Plan made between the date hereof and the Closing Date (the Section 4044 Amount so adjusted, the “Adjusted Section 4044 Amount”). Seller shall, or Parent shall cause Seller’s successor to, provide the information used to compute the Adjusted Section 4044 Amount for review by Buyer’s actuary. Buyer and Seller, or Parent will cause Seller’s successor to, cooperate in good faith and resolve and reconcile any differences or disputes with respect to the calculation of the Adjusted Section 4044 Amount as soon as practicable.

(2)          Notwithstanding anything to the contrary herein, the Purchase Price (i) shall be decreased by the amount, if any, by which the Adjusted Section 4044 Amount exceeds the Section 4044 Amount, and (ii) shall be increased by the amount, if any, by which the Adjusted Section 4044 Amount is less than the Section 4044 Amount. On the earlier of the date that the True-Up Amount is transferred, or within five (5) Business Days of the date the True-Up Amount is determined, Buyer shall pay an amount equal to the amount of the increase in the Purchase Price, if any, determined pursuant to this Paragraph B, to Seller or its successor, or Seller shall, or Parent shall cause Seller’s successor to, pay an amount equal to the amount of the decrease, if any, in the Purchase Price determined pursuant to this Paragraph B, as applicable, by wire transfer of same day funds.

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